UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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OLD NATIONAL BANCORP

(Name of Registrant as Specified In Its Charter)

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OLD NATIONAL BANCORP

Notice of
Annual Meeting and
Proxy Statement

Annual Meeting of Shareholders
May 11, 2010

Old National Bancorp
One Main Street
Evansville, Indiana 47708

Notice of Annual Meeting of Shareholders

To Our Shareholders:

The 2010 Annual Meeting of Shareholders of Old National Bancorp (the “Company”) will be held at the William L. Ridgway University Student Center located on the campus of the University of Evansville, 1800 Lincoln Avenue, Evansville, Indiana 47714 on Tuesday, May 11, 2010, at 9:00 a.m. Central Daylight Time for the following purposes:

(1)	The election of the Company’s Board of Directors consisting of eleven Directors to serve for one year and until the election and qualification of their successors.

(2)	Ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010.

(3)	Transaction of such other matters as may properly come before the meeting or any adjournments and postponements thereof.

Common shareholders of record at the close of business on March 3, 2010 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Jeffrey L. Knight
Executive Vice President,
Chief Legal Counsel and
Corporate Secretary

March 19, 2010

IMPORTANT

Please submit your proxy promptly by mail or by Internet. In order that there may be proper representation at the meeting, you are urged to complete, sign, date and return the proxy card in the envelope provided to you or vote by Internet, whether or not you plan to attend the meeting. No postage is required if mailed in the United States.

i

Old National Bancorp
One Main Street
Evansville, Indiana 47708

Proxy Statement

For the Annual Meeting of Shareholders to be held on
May 11, 2010, at 9:00 a.m. Central Daylight Time at the
William L. Ridgway University Student Center — University of Evansville Campus
1800 Lincoln Avenue, Evansville, IN 47714

Important Notice Regarding the Availability of Proxy Materials
for the Shareholders’ Meeting to be held on May 11, 2010

The Proxy Statement and 2009 Annual Report to Shareholders are available at:
www.oldnational.com/proxy

General Information about the Annual Meeting of Shareholders and Voting

This Proxy Statement relates to the Annual Meeting of Shareholders (“Annual Meeting”) of Old National Bancorp (the “Company” or “Old National”) to be held on May 11, 2010, at 9:00 a.m. Central Daylight Time. These proxy materials are being furnished by the Company in connection with a solicitation of proxies by the Company’s Board of Directors (the “Board”).

We are pleased this year to take advantage of the Securities and Exchange Commission (“SEC”) rule that permits companies to furnish proxy materials to shareholders over the Internet. On or about March 30, 2010, we will begin mailing Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card. By furnishing the Notice and providing access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

Who can attend the Annual Meeting?

Only shareholders of the Company of record as of March 3, 2010 (the “Record Date”), their authorized representatives and guests of the Company may attend the Annual Meeting. Admission will be by ticket only.

Who may vote at the Annual Meeting?

These proxy materials are provided to holders of the Company’s common stock who were holders of record on the Record Date. Only the Company’s common shareholders of record on the Record Date are entitled to vote at the Annual Meeting. On the Record Date 87,161,486 shares of the Company’s common stock were outstanding.

As of the Record Date, to the knowledge of the Company, no person or firm, other than BlackRock, Inc., beneficially owned more than 5% of the common stock of the Company outstanding on that date. As of March 3, 2010, no individual Director, nominee or officer beneficially owned more than 5% of the common stock of the Company outstanding.

Voting and Proxy Procedures

Each share of the Company’s common stock outstanding on the Record Date will be entitled to one vote at the Annual Meeting. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials unless you request the materials by following the instructions included in the Notice.

If your shares are registered in your name, you may vote your shares by Internet, or by completing, signing, dating and returning the proxy card in the postage-paid envelope provided. Simply follow the easy instructions on the proxy card or Notice provided. You may also vote in person at the Meeting. Execution of the proxy card or voting via Internet will not affect your right to attend the Annual Meeting. If your shares are held in “street name” through a broker, bank or other nominee, please follow the instructions provided by your nominee on the voting instruction form or Notice in order to vote your shares by Internet, or by signing, dating and returning the voting instruction form in the enclosed postage-paid envelope. If you desire to vote in person at the Annual Meeting, you must provide a legal proxy from your bank, broker or other nominee.

Shares of the Company’s common stock for which instructions are received will be voted in accordance with the shareholder’s instructions. If you send in your proxy card or use Internet voting, but do not specify how you want to vote your shares, the proxy holders will vote them FOR each of the items being proposed by the Board and in the discretion of the proxy holders as to any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

Can I change my vote after I return the proxy card or after voting electronically?

If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by:

(1) following the Internet voting instructions, or

(2)	completing, signing, dating and returning a proxy card to the Company’s Corporate Secretary.

•	Sending written notice of revocation to the Company’s Corporate Secretary.

•	Attending the Annual Meeting and voting by ballot (although attendance at the Annual Meeting will not, in and of itself, revoke a proxy).

If you hold your shares in “street name” through a broker, you may revoke your proxy by following instructions provided by your broker. No notice of revocation or later-dated proxy will be effective until received by the Company’s Corporate Secretary at or prior to the Annual Meeting.

How do I receive an admission ticket?

If you are a registered shareholder (your shares are held in your name) and plan to attend the meeting, your Annual Meeting admission ticket will be included in the Notice being mailed on or about March 30, 2010, or if you receive hard copies of the proxy material, the admission ticket can be detached from the top portion of the proxy card.

If your shares are held in “street name” (in the name of a bank, broker or other holder of record) and you plan to attend the meeting, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date for admittance to the meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Will the Annual Meeting be webcast?

Our Annual Meeting will be webcast on May 11, 2010. You are invited to visit www.oldnational.com at 9:00 a.m. Central Daylight Time on May 11, 2010, to access the webcast of the meeting. Registration for the webcast is not required. An archived copy of the webcast will also be available on our website through May 10, 2011.

How many votes are needed to have the proposals pass?

Election of Directors.  A plurality of the votes cast at the meeting is required to elect Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” or “withheld” with respect to the election of Directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a Director. Abstentions are not counted for purposes of the election of Directors.

On July 27, 2006, our Board adopted a corporate governance policy regarding Director elections that is contained in our Corporate Governance Guidelines. The policy provides that in any uncontested election, any nominee for Director who receives a greater number of votes “withheld” for his or her election than votes “for” such election will tender his or her resignation as a Director promptly following the certification of the shareholder vote. The Corporate Governance and Nominating Committee, without participation by any Director so tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any Director so tendering his or her resignation, will act on the Corporate Governance and Nominating Committee’s recommendation no later than 90 days following the date of the Annual Meeting at which the election occurred. If the Board decides to accept the Director’s resignation, the Corporate Governance and Nominating Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board. We will promptly disclose the Board’s decision and the reasons for the decision in a broadly disseminated press release that will also be furnished to the SEC on Form 8-K.

Ratification of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the shares present in person or by proxy is required for ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for fiscal year 2010.

What is “householding”?

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees.

Shareholders who participate in householding will continue to receive separate proxy cards.

Householding will not affect dividend check mailings in any way.

If a single copy of the annual report and proxy statement was delivered to an address that you share with another shareholder, at your written or oral request to the Company’s Shareholder Services Department at 812-464-1296 or 1-800-677-1749, at P.O. Box 929, Evansville, Indiana 47706-0929, or via email to shareholderservices@oldnational.com, we will promptly deliver a separate copy.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

How are abstentions and broker non-votes treated?

Abstentions and, unless a broker’s authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present at the meeting. A broker’s authority to vote on the election of directors is limited but is not limited as to the proposal relating to the ratification of auditors. With respect to the election of Directors, abstentions, broker non-votes and instructions on the enclosed form of proxy to “withhold authority” to vote “for” one or more of the nominees will result in the nominee receiving fewer votes, but will not affect the outcome of the election. With respect to the ratification of auditors, abstentions and broker non-votes have the same effect as a vote against the proposal.

How do I designate my proxy?

If you wish to give your proxy to someone other than the proxies identified on the proxy card, you may do so by crossing out all the names of the proxy members appearing on the proxy card and inserting the name of another person. The signed card must be presented at the Annual Meeting by the person you have designated on the proxy card.

Who will pay for the costs involved in the solicitation of proxies?

The Company will pay all costs of preparing, assembling, printing and distributing the proxy materials. The Company retained Georgeson, Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $8,000 plus reimbursement of certain out-of-pocket expenses. Georgeson, Inc. may solicit proxies by personal interview, telephone, telefax, mail and electronic mail. In addition to solicitations by mail, Directors and Officers of the Company and its subsidiaries may solicit proxies personally, by telephone or in person, telefax and electronic mail but such persons will not be specially compensated for their services.

We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

Other Matters Related to the Meeting

Only matters brought before the Annual Meeting in accordance with the Company’s By-Laws will be considered. Aside from the items listed above in the Notice of Annual Meeting, the Company does not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment, the proxy holders will vote them in accordance with their best judgment.

Should any nominee for Director become unable or unwilling to accept nomination or election, the persons acting under the proxy intend to vote for the election of another person recommended by the Corporate Governance and Nominating Committee and nominated by the Board. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office.

Report of the Corporate Governance and
Nominating Committee and Other Board Matters

The Corporate Governance and Nominating Committee is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Corporate Governance and Nominating Committee operates under a written charter which conforms to the requirements of the SEC and the New York Stock Exchange (“NYSE”).

Board Leadership Structure and Function

The Board, which is elected by the shareholders, selects the Executive Leadership Group (“ELG”), which is the executive management team charged with the conduct of the Company’s business. Having selected the ELG, the Board acts as an advisor and counselor to management and ultimately monitors its performance. The Board has the responsibility for overseeing the affairs of the Company and, thus, an obligation to keep informed about the Company’s business. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise its decision-making authority on appropriate matters of importance to the Company. Acting as a full Board and through the Board’s six standing committees, the Board oversees and approves the Company’s strategic plan. The Board regularly reviews the Company’s progress against its strategic plan and exercises oversight and decision-making authority regarding strategic areas of importance to the Company.

The Company’s Corporate Governance Guidelines provide for a non-executive Chairman (currently Larry E. Dunigan), who acts as chair of meetings of the Board; leads executive sessions of the Board; consults and meets with any or all outside Directors as required and represents such Directors in discussions with management of the Company on corporate governance issues and other matters; ensures that the Board, committees of the Board, individual Directors and management of the Company understand and discharge their duties and obligations under the Company’s system of corporate governance; mentors and counsels new members of the Board to assist them in becoming active and effective Directors; leads the Board in the annual evaluation of the Chief Executive Officer’s (“CEO”) performance; acts in an advisory capacity to the president and CEO in all matters concerning the interests of the Board and relationships between management and the Board; and performs such other duties and responsibilities as may be delegated to the non-executive Chairman by the Board from time to time.

The Board elected Mr. Dunigan as non-executive Chairman in 2004 at the same time the Board hired Robert Jones to serve as President and Chief Executive Officer. The Board believes that separating the Chairman role from the Chief Executive Officer role allows the Chief Executive Officer to focus on the management and leadership of the business, while permitting the non-executive Chairman to focus on board and governance issues. The Board annually reviews the effectiveness of the arrangement and believes this structure serves the Company well and is in the best interest of shareholders.

Executive sessions, or meetings of outside Directors without management present, are held at regular intervals for both the Board and the Committees. Mr. Dunigan, as the non-executive Chairman of the Company, serves as the presiding Director of the executive session meetings of the non-management Directors of the Board. The Board meets in executive session a minimum of four times each year.

The Board met 11 times during 2009. Each Director attended 92% or more of Board meetings and meetings of Committees on which they served in 2009. Directors as a group attended an average of 96.8% of the Board meetings and meetings of Committees on which they served in 2009.

Corporate Governance and Nominating Committee Scope of Responsibilities

The Corporate Governance and Nominating Committee has responsibility for recruiting and nominating new Directors, assessing the independence of non-management Directors, leading the Board in its annual performance evaluation, reviewing and assessing the adequacy of the Corporate Governance Guidelines and retaining outside advisors as needed to assist and advise the Board with respect to legal and other accounting matters. The Corporate Governance and Nominating Committee is also responsible for reviewing with the full Board, on an annual basis, the requisite skills and characteristics of Board members as well as the composition of the Board as a whole.

Attendance at Annual Meetings

The Company has not established a formal policy regarding Director attendance at its Annual Meeting, but it encourages all Directors to attend these meetings and reimburses expenses associated with attendance. The non-executive Chairman presides at the Annual Meeting. All the Directors attended the Annual Meeting in 2009.

Code of Conduct and Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics that sets forth important Company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our Directors and employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller. In addition, the Audit Committee has adopted the Code of Ethics for CEO and Senior Financial Officers that supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for CEO and Senior Financial Officers applies to the Company’s Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics and the Code of Ethics for CEO and Senior Financial Officers are available on our website at www.oldnational.com. We will post any material amendments to, or waivers from, our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers on our website within two days following the date of such amendment or waiver.

Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established confidential procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

In 2008, the Corporate Governance and Nominating Committee amended the Code of Business Conduct and Ethics. The new Code of Business Conduct and Ethics addresses, among other things, the following topics: working with integrity; honesty and fair dealing; compliance with laws, rules and regulations (including federal securities laws); conflicts of interest; corporate opportunities; protection and proper use of Company assets; protecting confidential information; and the reporting of any illegal or unethical behavior. In addition, a table of contents and an introductory message from the President and Chief Executive Officer of the Company supporting the Code and its principles was added to the new Code of Conduct.

As discussed in more detail in the Report of the Audit Committee later in this proxy statement, the Company received an ethics certification from Ethisphere in 2009. This ethics certification is exclusively granted to organizations that can demonstrably prove the existence of a superior employee and leadership culture that promotes ethical, responsible and sustainable business practices.

Corporate Governance Guidelines

The Board has adopted the Corporate Governance Guidelines that, along with the Company’s corporate charter, By-Laws and charters of the various committees of the Board, provide the foundation for the Company’s governance. Among other things, our Corporate Governance Guidelines set forth the: (i) minimum qualifications for Directors; (ii) independence standards for Directors; (iii) responsibilities of Directors; (iv) majority vote standard election of Directors; (v) committees of the Board; (vi) access of Directors to the officers and employees of the Company; (vii) Directors’ compensation; (viii) procedures for Director orientation and development; (ix) procedures for an annual review of the CEO and management succession planning; (x) stock ownership guidelines for executives and Directors; and (xi) procedures for an annual self-evaluation of the Board.

Communications from Shareholders to Directors

The Board believes that it is important that a direct and open line of communication exist between the Board and the Company’s shareholders and other interested parties. As a consequence, the Board has adopted the procedures described in the following paragraph for communications to Directors.

Any shareholder or other interested party who desires to contact Old National’s Chairman or the other members of the Board may do so by writing to: Board of Directors, c/o Corporate Secretary, Old National Bancorp, P.O. Box 718, Evansville, IN 47705-0718. Communications received are distributed to the non-

executive Chairman or other members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then the Corporate Secretary will forward them to the Chairman of the Audit Committee for review.

Policy Regarding Consideration of Director Candidates Recommended by Shareholders

The Company’s nomination procedures for Directors are governed by its By-Laws. Each year the Corporate Governance and Nominating Committee makes a recommendation to the entire Board of nominees for election as Directors. The Corporate Governance and Nominating Committee will review suggestions from shareholders regarding nominees for election as Directors. All such suggestions from shareholders must be submitted in writing to the Corporate Governance and Nominating Committee at the Company’s principal executive office not less than 120 days in advance of the date of the annual or special meeting of shareholders at which Directors are to be elected. All written suggestions of shareholders must set forth: (i) the name and address of the shareholder making the suggestion; (ii) the number and class of shares owned by such shareholder; (iii) the name, address and age of the suggested nominee for election as Director; (iv) the nominee’s principal occupation during the five years preceding the date of suggestion; (v) all other information concerning the nominee as would be required to be included in the proxy statement used to solicit proxies for the election of the suggested nominee; and (vi) such other information as the Corporate Governance and Nominating Committee may reasonably request. Consent of the suggested nominee to serve as a Director of the Company, if elected, must also be included with the written suggestion.

In seeking individuals to serve as Directors, the Corporate Governance and Nominating Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise. Directors should have an active interest in the business of the Company, possess a willingness to represent the best interests of all shareholders, be able to objectively appraise management performance, possess the highest personal and professional ethics, integrity and values, and be able to comprehend and advise management on complicated issues that face the Company and Board.

Directors should also demonstrate achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor. Directors are expected to have sound judgment, borne of management or policy making experience that demonstrates an ability to function effectively in an oversight role. In addition, Directors should have a general appreciation regarding major issues facing public companies of a size and operational scope similar to that of the Company. These issues include contemporary governance concerns, regulatory obligations of an SEC reporting financial holding company, strategic business planning and basic concepts of corporate finance.

The Company does not have a current formal diversity policy. However, the Corporate Governance Guidelines state that the Board seeks members with diverse professional backgrounds and the Board also annually reviews the requisite skills and characteristics of Board members as well as the composition of the Board as a whole. The annual assessment includes a review of the age, skills, experience and diversity of the Board in the context of the needs of the Board.

Determination with Respect to the Independence of Directors

It is the policy of the Board that a majority of its members be independent from management, and the Board has adopted Director Independence Standards that meet the listing standards of the NYSE. The portion of our Corporate Governance Guidelines addressing our Director Independence Standards is attached to this proxy statement as Appendix I.

In accordance with our Corporate Governance Guidelines, the Board undertook its annual review of Director independence. During this review, the Board considered any and all commercial and charitable relationships of Directors, including transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries. Following the review, the Board affirmatively determined, by applying the Director Independence Standards contained in the Corporate Governance Guidelines that each of our Directors nominated for election at this Annual Meeting is independent of the Company and its management in that none has a direct or indirect material relationship with the Company, with the exception of Robert G. Jones and Linda E. White.

The independent Directors of the Company are Joseph D. Barnette, Jr., Alan W. Braun, Larry E. Dunigan, Niel C. Ellerbrook, Andrew E. Goebel, Phelps L. Lambert, Arthur H. McElwee, Jr., Marjorie Z. Soyugenc and Kelly N. Stanley. Ms. Linda E. White is not an independent Director due to the fact that Robert G. Jones, President and CEO of the Company, previously served as the Chairman of the Compensation Committee for Deaconess Health System, Inc., a company for which Ms. White serves as President and CEO. Although Mr. Jones has resigned from the Compensation Committee of Deaconess Health System, Ms. White will be considered non-independent for another two years under the Company’s Independence Standards. The only other non-independent Director is President and CEO, Robert G. Jones. Mr. Jones is considered an inside Director because of his employment as President and CEO of the Company.

In addition, all members of the Audit Committee, the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee satisfy the standards of independence applicable to members of such committees established under applicable law, the listing requirements of the NYSE and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines.

Determination with respect to Director Qualifications

Members of the Board must posses certain basic personal and professional qualities in order to properly discharge their fiduciary duties to shareholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. In seeking individuals to serve as Directors, the Corporate Governance & Nominating Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise. The Directors of the Company have an active interest in the business of the Company and possess a willingness to represent the best interests of all shareholders without favoring or advancing any particular shareholder or other constituency of the Company. The Directors are able to objectively appraise management performance, and they possess the highest personal and professional ethics, integrity and values, and are able to comprehend and advise management on complicated issues that face the Company and Board.

In addition to the general skills stated above, the Directors do not have any interests that would materially impair their ability to exercise independent judgment, or otherwise discharge the fiduciary duties owed as a Director to the Company and its shareholders. As stated on pages 12-15, our Directors have demonstrated significant achievement and generally have significant management experience in one or more fields of business, professional, governmental, communal, and educational endeavors. Our Directors have sound judgment, borne of their management or policy-making experience and demonstrate an ability to function effectively in an oversight role. Given the tenure of most of the Directors on our Board, they have a general appreciation regarding major issues facing public companies.

Director Compensation

All outside Directors of the Company receive an annual retainer of $35,000 for serving on the Board. The outside Directors receive $20,000 of the retainer in cash, while $15,000 of the retainer is paid in Company stock. In addition, outside Directors receive $1,500 for each Board meeting they attend. Directors not otherwise employed by the Company also receive $1,000 for each Committee meeting attended and Audit Committee members receive $1,500 for each Audit Committee meeting attended. The Audit Committee Chairman receives an additional annual retainer of $7,500 and Directors serving as a Committee Chairperson on other committees receive an additional annual retainer of $2,500. The non-executive Chairman of the Board receives an additional annual retainer of $25,000. Robert G. Jones, President and CEO of the Company and the only inside Director on the Board, receives no compensation for his Directorship. For more information on Director Compensation, please refer to pages 47 through 49.

Committees of our Board

The following table lists the current membership of the Company’s standing Board Committees.

		Compensation	Corporate
		and	Governance		Risk and	Community and
		Management	and	Funds	Credit	Social
Director	Audit	Development	Nominating	Management	Policy	Responsibility

Joseph D. Barnette, Jr.		X			Chair

Alan W. Braun				X	X	X

Larry E. Dunigan		X	Chair		X

Niel C. Ellerbrook		Chair	X

Andrew E. Goebel	Chair			X	X

Robert G. Jones

Phelps L. Lambert	X		X	Chair

Arthur H. McElwee, Jr.	X			X

Marjorie Z. Soyugenc	X	X				Chair

Kelly N. Stanley			X

Linda E. White					X	X

The members of the Company’s Board are elected to various committees. The standing committees of the Board include an Audit Committee, a Compensation and Management Development Committee, a Corporate Governance and Nominating Committee, a Funds Management Committee, a Risk and Credit Policy Committee, and a Community and Social Responsibility Committee.

The current members of the Audit Committee are Andrew E. Goebel (Chairperson), Phelps L. Lambert, Arthur H. McElwee, Jr. and Marjorie Z. Soyugenc. The Audit Committee held eight meetings during 2009. The functions of the Audit Committee are described under “Report of the Audit Committee” on page 52. The Audit Committee has adopted a written charter which has been approved by the Board.

The current members of the Corporate Governance and Nominating Committee are Larry E. Dunigan (Chairperson), Niel C. Ellerbrook, Phelps L. Lambert, and Kelly N. Stanley. The Corporate Governance and Nominating Committee met four times in 2009. The functions of the Corporate Governance and Nominating Committee are described under “Report of the Corporate Governance and Nominating Committee and Other Board Matters” on page 5. The Corporate Governance and Nominating Committee has adopted a written charter which has been approved by the Board.

The current members of the Compensation and Management Development Committee are Niel C. Ellerbrook (Chairperson), Joseph D. Barnette, Jr., Larry E. Dunigan and Marjorie Z. Soyugenc. The Compensation and Management Development Committee met five times during 2009. The functions of the Compensation and Management Development Committee are described under “Report of the Compensation and Management Development Committee — Scope of Responsibilities on page 19. The Compensation and Management Development Committee has adopted a written charter which has been approved by the Board.

The current members of the Risk and Credit Policy Committee are Joseph D. Barnette, Jr. (Chairperson), Alan W. Braun, Larry E. Dunigan, Andrew E. Goebel and Linda E. White. The Risk and Credit Policy Committee met four times in 2009. The function of the Risk and Credit Policy Committee is to oversee the Company’s policies, procedures and practices relating to credit, operation and compliance risk. The Risk and Credit Policy Committee has adopted a written charter which has been approved by the Board.

The current members of the Community and Social Responsibility Committee are Marjorie Z. Soyugenc (Chairperson), Alan W. Braun and Linda E. White. The Community and Social Responsibility Committee met four times in 2009. The Community and Social Responsibility Committee has the responsibility to review the Company’s compliance with the Community Reinvestment Act, Fair Lending Practices, associate commitment and diversity, supplier diversity and the Company’s Affirmative Action Plan. In 2005, the Community and Social

Responsibility Committee approved the formation of the Old National Bank Foundation through which major charitable gifts from the Company are funded. The Community and Social Responsibility Committee has adopted a written charter which has been approved by the Board.

The current members of the Funds Management Committee are Phelps L. Lambert (Chairperson), Alan W. Braun, Andrew E. Goebel and Arthur H. McElwee, Jr. The Funds Management Committee met 10 times during 2009. The function of the Funds Management Committee is to monitor the balance sheet risk profile of the Company, including credit, interest rate, liquidity and leverage risks. The Funds Management Committee is also responsible for reviewing and approving the investment policy for the Company. The Funds Management Committee has adopted a written charter which has been approved by the Board.

In addition to serving on the Corporate Governance and Nominating Committee, Kelly Stanley serves as Chairman of the Old National Trust Company Board of Directors and Chairman of Old National Insurance Board of Directors. Both companies are subsidiaries of the Company.

In addition to serving as a current member of the Audit Committee and the Funds Management Committee, Arthur McElwee, Jr. serves on the Old National Insurance Board.

Availability of Corporate Governance Documents

The Company’s Corporate Governance Guidelines (including the Director Independence Standards), Board committee charters for the Audit Committee, Corporate Governance and Nominating Committee, and the Compensation and Management Development Committee, as well as the Code of Business Conduct and Ethics, and the Code of Ethics for CEO and Senior Financial Officers can be viewed under the Investor Relations/Corporate Governance link on the Company’s website at www.oldnational.com. These documents, as well as charters for all of the Company’s Board committees, are available in print to any interested party who requests them by writing to: Corporate Secretary, Old National Bancorp, P.O. Box 718, Evansville, IN 47705-0718.

Risk Oversight

The entire Board is involved in overseeing risk associated with the Company. The charters of certain committees of the Board assign oversight responsibility for particular areas of risk. The Board and its committees monitor risks associated with their respective principal areas of focus through regular meetings with management and representatives of outside advisors.

The following is a summary of oversight responsibility for particular areas of risk:

•	Audit Committee. Risks and exposures associated with accounting, financial reporting, tax and maintaining effective internal controls for financial reporting.

•	Risk and Credit Policy Committee. Credit, regulatory, operational and enterprise risks, as well as litigation that may present material risk to the Company.

•	Corporate Governance and Nominating Committee. Risks associated with CEO succession planning. Risks with respect to corporate governance, including compliance with listing standards, committee assignments, conflicts of interest and director succession planning.

•	Funds Management Committee. Liquidity, capital and interest rate risks.

•	Compensation and Management Development Committee. Risks associated with the Company’s compensation programs and arrangements, including cash and equity incentive plans.

•	Community and Social Responsibility Committee. Risks associated with associate and customer commitment, the Community Reinvestment Act, fair lending, associate and supplier diversity and the Company’s Affirmative Action Plan.

Item 1:	Election of Directors

The first item to be acted upon at the Annual Meeting is the election of eleven Directors to the Board of the Company. Each of the persons elected will serve a term of one year and until the election and qualification of his or her successor.

If any Director nominee named in this proxy statement shall become unable or decline to serve (an event which the Board does not anticipate), the persons named as proxies will have discretionary authority to vote for a substitute nominee named by the Board, if the Board determines to fill such nominee’s position. Unless authorization is withheld, the enclosed proxy, when properly signed and returned, will be voted “FOR” the election as Directors of all of the nominees listed in this proxy statement.

The By-Laws of the Company currently provide for the Board to be comprised of 12 Directors. The Board currently contemplates taking action to either reduce the size of the Board to 11 persons or to fill the vacancy. The proxies may not be voted for a greater number of persons than are presently nominated as Directors.

Pages 12 through 17 contain the following information with respect to each Director nominee of the Company: name; principal occupation or business experience for the last five years; skills and other qualifications to serve on the Board; age; the year in which the nominee or incumbent Director first became a Director of the Company; the number of shares of common stock of the Company beneficially owned by the nominee or incumbent Director as of March 3, 2010; and the percentage that the shares beneficially owned represent of the total outstanding shares of the Company as of March 3, 2010. The number of shares of common stock of the Company shown as being beneficially owned by each Director nominee or incumbent Director includes those over which he or she has either sole or shared voting or investment power.

Listed below is certain biographical information of each of the nominees for election including his or her principal occupation and other business affiliations.

Nominees for Director to be Elected

Joseph D. Barnette, Jr.

Mr. Barnette, 70, was elected to the Board in 2005. He is Chairman of the Risk and Credit Policy Committee and a member of the Compensation and Management Development Committee. Mr. Barnette retired as President of The Sexton Companies in April 2009, an apartment development and management company, where he served since 2002 following a 40-year career in banking which concluded in 2002 when he retired as Chairman & CEO of Bank One Indiana Corp.

Mr. Barnette holds a Bachelor of Arts degree from Wabash College, an MBA from Indiana University and is a graduate of the Stonier School of Banking. Mr. Barnette has been a Trustee of Wabash College in Crawfordsville, Indiana for more than 20 years and has served as Chairman of the Board of Trustees for nine years. He is a past board member of American Fletcher National Bank, American Fletcher Corporation and American Fletcher National Bank Swiss as well as the Indianapolis Water Company, Indianapolis Power & Light Co (IPALCO) and Meridian Insurance Company. He serves as a director of numerous civic and nonprofit organizations.

Alan W. Braun

Mr. Braun, 65, was elected to the Board in 1988. He is a member of the Funds Management Committee, Risk and Credit Policy Committee and the Community and Social Responsibility Committee. Mr. Braun has a 40+ year career as a construction company executive with Industrial Contractors, Inc., a Top 400 Contractor, where he has served as Chairman and CEO since 2009, and Chairman, President and CEO from 2003 to 2009.

Mr. Braun holds a BBA in Accounting from the University of Notre Dame. Mr. Braun is a director of Koch Enterprises, Inc. and has served in leadership positions for numerous nonprofit and civic organizations.

Larry E. Dunigan

Mr. Dunigan, 67, was elected to the Board in 1982 and serves as the Company’s non-executive Chairman. He is Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation and Management Development Committee and Risk and Credit Policy Committee. Mr. Dunigan has served as Chief Executive Officer of Holiday Management Company, a healthcare services company, since 1993, and as President of Holiday Management Foundation, a non-profit foundation, since 1975.

Mr. Dunigan is founder of several local businesses in the health care and communications industries. He previously served as a director of the St. Louis Federal Reserve Board — Louisville Branch. Mr. Dunigan serves on the Board of Trustees for the University of Evansville and has served in leadership positions for numerous other nonprofit and civic organizations.

Niel C. Ellerbrook

Mr. Ellerbrook, 61, was elected to the Board in 2002. He is Chairman of the Compensation and Management Development Committee and serves on the Corporate Governance and Nominating Committee. His energy-industry career consists of 30+ years. He has served as Chairman and CEO of Vectren Corporation, an Evansville, Indiana based publicly traded company, since 2000, from which he has announced his retirement effective May 31, 2010. Mr. Ellerbrook will continue to serve as the non-executive Chairman of Vectren Corporation subsequent to May 31, 2010.

Mr. Ellerbrook holds a BS in Accounting from Ball State University. He serves as Chairman and a member of the Board of Trustees of the University of Evansville. Mr. Ellerbrook serves in leadership positions for numerous nonprofit and civic organizations.

Andrew E. Goebel

Mr. Goebel, 62, was elected to the Board in 2000. He is Chairman of the Audit Committee and is an “Audit Committee Financial Expert” as defined by the SEC. He is a member of the Funds Management Committee and Risk and Credit Policy Committee. Mr. Goebel has served as a financial and management consultant since 2003. He concluded a 34-year career in the energy industry when he retired as President and Chief Operating Officer of Vectren Corporation, an Evansville, Indiana based publicly traded company, in 2003.

Mr. Goebel holds a BSBA and an MBA from the University of Evansville. He serves as a director of Brake Supply Company, Inc., South Central Communications and Community Natural Gas Company, Inc., all privately-held companies headquartered in Southwest Indiana, and as a director of Indiana-American Water Company, headquartered in Greenwood, Indiana, a wholly-owned subsidiary of American Water Works Company, the largest publicly traded water utility in the country. He serves as a member of the Board of Trustees of the University of Evansville and serves in leadership positions for numerous other nonprofit and civic organizations.

Robert G. Jones

Mr. Jones, 53, was elected to the Board in 2004 when he became President and CEO of the Company. Prior to joining Old National, Mr. Jones served for 25 years at KeyCorp, most recently as CEO of McDonald Investments Inc., the KeyCorp business unit that provides brokerage, capital markets, insurance, investment banking, and asset management services.

Mr. Jones holds a BA in Political Science and Business Administration from Ashland University. He serves on the Federal Reserve Bank of St. Louis Board of Directors, where he serves as a member of its Executive Committee and Chairs the Audit Committee.

He serves as a member of the Board of Trustees of the University of Evansville and serves on the Board of Deaconess Hospital. Mr. Jones serves in leadership positions for numerous other nonprofit and civic organizations.

Phelps L. Lambert

Mr. Lambert, 62, was elected to the Board in 1990. He is Chairman of the Funds Management Committee and member of the Audit Committee and Corporate Governance and Nominating Committee. Mr. Lambert has served as Managing Partner of Lambert and Lambert, an investment partnership since 1992. Mr. Lambert’s banking background includes serving as COO and then CEO of Farmers Bank & Trust Company in Henderson, Kentucky from 1978 to 1992.

Mr. Lambert holds a BA in Political Science from Brown University and a Juris Doctorate from the University of Kentucky. He is a member of the Kentucky Bar Association.

Arthur H. McElwee, Jr.

Mr. McElwee, 67, was elected to the Board in 2007. He is a member of the Audit Committee and Funds Management Committee. Mr. McElwee has served as Chairman of Toefco Engineered Coating Systems, Inc., an industrial coatings application company, since 2008, and as Chairman and President of Toefco from 1994 to 2008. He has served as a Partner in Rosenthal Partners Capital Advisors, LLC, a private investment company, since 2009.

Mr. McElwee has extensive experience in the banking industry. His banking career began in 1962 with the former First National Bank of Bloomington, Indiana. In 1974 he became President of the former St. Joseph Bank and Trust Company in South Bend, Indiana. This bank became Trustcorp Bank in 1988 and eventually Society Bank, Indiana following a subsequent merger where he served as Chairman and Chief Executive Officer. In 1991, Mr. McElwee became President of Goshen Rubber Company, Inc., in Goshen, Indiana.

Mr. McElwee served as founder and Director of St. Joseph Capital Bancorp in Mishawaka, Indiana from 1997 to 2007 when it merged with Old National. Mr. McElwee serves as a Partner in St. Joseph Development & Investment Company and McElwee Real Estate, LLC.

Marjorie Z. Soyugenc

Ms. Soyugenc, 69, was elected to the Board in 1993. She is Chairman of the Community and Social Responsibility Committee and a member of the Audit Committee and Compensation and Management Development Committee. Ms. Soyugenc has served as Chairman of Evansville Metal Products, a manufacturer of metal products, since 2009, following a 40-year career in the healthcare industry, serving as CEO of the former Welborn Baptist Hospital in Evansville, Indiana from 1986 to 1999 and CEO of Welborn Baptist Foundation, Inc., a non-profit foundation, from 1999 to 2009.

Ms. Soyugenc holds a BS in Biology from the Illinois Institute of Technology and an MBA in Business from the University of Evansville. She serves on the Board of Trustees of the University of Evansville, as a Director of Southwestern Healthcare, Inc. and WNIN. She serves in leadership positions for numerous nonprofit organizations.

Kelly N. Stanley

Mr. Stanley, 66, was elected to the Board in 2000. He is a member of the Corporate Governance and Nominating Committee and serves as Chairman of the Board for Old National Trust Company as well as for ONB Insurance Group, subsidiaries of the Company. In 2009, Mr. Stanley retired as President and CEO of Cardinal Health System, Inc. He is Chairman of BMH Foundation, Inc., a non-profit foundation. His career includes several years of service as Chairman of Ball Memorial Hospital, Inc., a health services provider, and Vice Chairman of Cardinal Health System, Inc. He was President of BMH Foundation, Inc., from 2005 to 2007. Mr. Stanley’s professional career includes nine years of practicing law and 15 years as in-house general counsel. He served as CEO of Ontario Corporation, a privately-held multi-state, international manufacturing and technology company headquartered in Muncie, Indiana for 10 years and held leadership roles in healthcare for 30+ years.

Mr. Stanley holds a BS in Business from Miami University (Oxford, Ohio) and a JD from the Indiana University School of Law. Mr. Stanley served as Chairman of American National Bank at the time of its merger with Old National Bank. For over 10 years he served in various board leadership roles with the United States Chamber of Commerce, including serving as Chairman of that organization from 1999 to 2000. Mr. Stanley has served in leadership positions for numerous non-profit and civic organizations.

Linda E. White

Ms. White, 60, was elected to the Board in 2008. She is a member of the Community and Social Responsibility Committee and Risk and Credit Policy Committee. Ms. White has served as an administrator at Deaconess Hospital since 1985. She has served as President and CEO since 2004 for Deaconess Health System, Inc. which includes six acute care hospitals in southwest Indiana.

Ms. White holds a BS in Nursing and an MBA from the University of Evansville and a BS in Applied Mathematics from Indiana State University. She holds an advanced certification as an American Nurse Administrator and is a fellow in the American College of Healthcare Executives. She serves on the board of Deaconess Hospital, Deaconess Health System, Indiana Hospital Association and VHA Central. She serves on the board of the Boys & Girls Club and is a member of the Board of Trustees of the University of Evansville.

Our Board unanimously recommends that you vote “FOR” the election of the eleven candidates for Director.

COMMON STOCK BENEFICIALLY OWNED BY DIRECTORS
AND EXECUTIVE OFFICERS

The following table and accompanying footnotes set forth information concerning the beneficial ownership of the shares of common stock of the Company as of March 3, 2010 by (i) each person or entity known by us to own beneficially more than 5% of our Common Stock; (ii) each Director and Named Executive Officer; and (iii) all Directors and Executive Officers as a group.

	Number of Shares		Percent of
Name of Person	Beneficially Owned (1)		Common Stock

BlackRock, Inc.	6,442,157	(2)	7.39%
Joseph D. Barnette, Jr.	11,536	(3)	*
Alan W. Braun	308,232	(4)	*
Larry E. Dunigan	340,155	(5)	*
Niel C. Ellerbrook	14,857	(6)	*
Andrew E. Goebel	20,022	(7)	*
Robert G. Jones	462,368	(8)	*
Phelps L. Lambert	266,236	(9)	*
Arthur H. McElwee, Jr.	36,421	(10)	*
Daryl D. Moore	393,667	(11)	*
Allen R. Mounts	180,538	(12)	*
Barbara A. Murphy	112,185	(13)	*
Marjorie Z. Soyugenc	292,049	(14)	*
Kelly N. Stanley	46,460	(15)	*
Linda E. White	8,624	(16)	*
Christopher A. Wolking	201,421	(17)	*
Directors and Executive Officers as a Group (19 persons)	3,055,774		3.5%

*Less than 1%

(1)	Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person.
(2)	BlackRock, Inc. reported beneficial ownership in a Schedule 13G filed with the SEC on January 20, 2010. The Schedule 13G reported that BlackRock, Inc. has sole voting power and sole dispositive power over 6,442,157 shares. BlackRock, Inc. is located at 40 E. 52nd Street, New York, NY 10022.
(3)	Includes 1,000 shares held by Charlene Ann Barnette, Mr. Barnette’s spouse.
(4)	Includes 316 shares held by Alan W. and Sharon A. Braun. Also includes 65,697 shares held in The Braun Investment Partnership, L.P. of which Mr. Braun is a general partner. Mr. Braun disclaims beneficial ownership of the shares except to the extent of his pecuniary interest.
(5)	Includes 10,722 shares held by Kevin T. Dunigan Trust, Sharon Dunigan, trustee; 3,980 shares held by Mitchell Ryan Dunigan Trust, Larry Dunigan, trustee; 3,423 shares held by Sharon Dunigan and 99,775 shares held by Larry E. and Sharon Dunigan.
(6)	Includes 1,485 shares held by Karen Ellerbrook, Mr. Ellerbrook’s spouse.
(7)	Includes 939 shares held by Darlene Goebel, Mr. Goebel’s spouse.
(8)	Includes 250,250 shares issued to Mr. Jones upon exercise of outstanding stock options immediately exercisable. Also includes 90,400 shares of performance-based restricted stock, and 28,695 shares of phantom stock in the ONB Deferred Compensation Plan.
(9)	Includes 11,765 shares held by Carol M. Lambert, Mr. Lambert’s spouse. Also includes 4,127 shares of phantom stock in the ONB Deferred Compensation Plan.

(10)	Includes 2,000 shares held by Patricia McElwee, Mr. McElwee’s spouse and 300 shares held in custodial name for six individual grandchildren.
(11)	Includes 332,545 shares issued to Mr. Moore upon exercise of outstanding stock options immediately exercisable. Also includes 12,000 shares of performance-based restricted stock and 7,201 shares of service-based restricted stock.
(12)	Includes 131,581 shares issued to Mr. Mounts upon exercise of outstanding stock options immediately exercisable. Also includes 16,600 shares of performance-based restricted stock and 10,234 shares of service-based restricted stock.
(13)	Includes 68,700 shares issued to Ms. Murphy upon exercise of outstanding stock options immediately exercisable. Also includes 19,200 shares of performance-based restricted stock and 11,801 shares of service-based restricted stock.
(14)	Includes 268,339 shares held by Rahmi Soyugenc, Ms. Soyugenc’s spouse.
(15)	Includes 252 shares held by Donna M. Stanley, Mr. Stanley’s spouse. Also includes 6,598 shares of phantom stock in the ONB Deferred Compensation Plan.
(16)	Includes 4,107 shares of phantom stock in the ONB Deferred Compensation Plan.
(17)	Includes 147,488 shares issued to Mr. Wolking upon exercise of outstanding stock options immediately exercisable. Also includes 19,200 shares of performance-based restricted stock, 11,801 shares of service-based restricted stock, and 3,051 shares of phantom stock in the ONB Deferred Compensation Plan.

Executive Officers of the Company

The executive officers of the Company are listed in the table below. Each officer serves a term of office of one year and until the election and qualification of his or her successor.

Name	Age	Office and Business Experience

Robert G. Jones	53	President, Chief Executive Officer, and Director of the Company since September 2004. CEO of McDonald Investments, Inc., a subsidiary of Keycorp, from September 2001 to September 2004, and Executive Vice President of Keycorp from December 1999 to September 2001.

Barbara A. Murphy	59	Senior Executive Vice President of the Company since January 2007. Chief Banking Officer of the Company since December 2006. Executive Vice President of the Company from June 2005 to January 2007. Chief Risk Officer of the Company from June 2005 to December 2006. Previously, Executive Vice President at Bank One in Chicago, Illinois and Columbus, Ohio from 1989 to 2004, serving in various banking leadership positions.

Christopher A. Wolking	50	Senior Executive Vice President and Chief Financial Officer of the Company since January 2007, and Executive Vice President and Chief Financial Officer of the Company from January 2005 to January 2007. Senior Vice President of the Company from 2001 to January 2005 and Vice President of the Company from 1999 to 2001. Treasurer of the Company from 1999 to January 2005.

Caroline J. Ellspermann	42	Executive Vice President of the Company since December 2004, CEO of Old National Trust Company since October 2004 and President of Old National Wealth Management since June 2003. Senior Vice President of the Company and Manager of Old National Private Client Group from 2001 to June 2003.

Jeffrey L. Knight	50	Executive Vice President and Chief Legal Counsel of the Company since December 2004, and Senior Vice President of the Company from 2001 to 2004. Corporate Secretary of the Company since 1994 and General Counsel of the Company from 1993 to 2004.

Daryl D. Moore	52	Executive Vice President and Chief Credit Officer of the Company since January 2001 and Senior Vice President of the Company from 1996 to 2001.

Allen R. Mounts	58	Executive Vice President and Chief Administrative Officer of the Company since April 2007, and Executive Vice President and Chief Human Resources Officer of the Company from January 2005 to April 2007. Senior Vice President of the Company from 2001 to January 2005 and Vice President of the Company from 1993 to 2001. Director of Human Resources of the Company from 1993 to January 2005.

Candice J. Rickard	46	Executive Vice President and Chief Risk Officer of the Company since December 2006. Senior Vice President and Corporate Controller of the Company from January 2005 to December 2006, Vice President and Corporate Controller of the Company from April 2002 to January 2005, Vice President and Financial Reporting Manager of the Company from December 2001 to April 2002, and Financial Reporting Manager of the Company from August 2001 to December 2001.

James C. Ryan, III	38	Executive Vice President and Director of Corporate Strategy of the Company since July 2009. Senior Vice President and Integration Executive of the Company from December 2006 to July 2009. Senior Vice President and Treasurer of the Company from March 2005 to December 2006. Vice President at Wells Fargo Home Mortgage from July 2004 to March 2005, overseeing pricing in the finance group.

Report of the Compensation
and Management Development Committee

The Board appoints the members of the Compensation and Management Development Committee (“Compensation Committee”). The Compensation Committee is currently composed of four non-employee Directors, each of whom is independent from management and the Company (as independence is currently defined in the NYSE’s listing requirements and in the Company’s Corporate Governance Guidelines). No member is eligible to participate in any management compensation program.

Compensation and Management Development Committee Charter

The Compensation Committee operates pursuant to a written charter. A copy of the Compensation Committee’s charter is available on our web site, www.oldnational.com, under the Investor Relations/Corporate Governance link. As required by the charter, in early 2010 the Compensation Committee reviewed the charter and conducted an annual performance evaluation, the results of which have been discussed with the Compensation Committee members and shared with the Company’s Corporate Governance and Nominating Committee.

Compensation Consultant

The Compensation Committee has retained Mercer(US)Inc. (“Mercer”) to provide information, analyses and advice regarding executive and Director compensation, as described further in this report. The Mercer consultant who performs these services reports directly to the Committee Chair. With consent of the Committee Chair, Mercer may, from time to time, contact the Company’s executive officers for information necessary to fulfill its assignments and may make reports and presentations to and on behalf of the Committee that the executive officers also receive. All of the decisions with respect to determining the amount or form of executive and Director compensation under the Company’s executive and Director compensation programs are made by the Committee and may reflect factors and considerations other than the information and advice provided by Mercer. To the extent that the independent consultant’s work involves Director compensation, that work is shared with the Corporate Governance and Nominating Committee, which is responsible for reviewing and making recommendations to the Board regarding Director compensation and benefits.

Scope of Responsibilities

The Compensation Committee is responsible for approving and evaluating the Company’s employee compensation and benefit programs, ensuring the competitiveness of those programs, and advising the Board regarding the development of key executives. The Compensation Committee is responsible for annually reviewing, approving, and recommending to the Board for its approval all elements of the compensation of the Chief Executive Officer and other executive officers who report directly to the Chief Executive Officer. The Compensation Committee is also responsible for determining awards to employees of stock or stock options pursuant to the Company’s 2008 Incentive Compensation Plan.

Compensation and Management Development Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was formerly an officer or employee of the Company. No executive officer of the Company currently serves or in the past year has served as a member of the compensation committee or board of Directors of another company of which an executive officer serves on the Compensation Committee. Nor does any executive officer of the Company serve or has in the past year served as a member of the compensation committee of another company of which an executive officer serves as a Director of the Company.

Assessing Risk in Compensation

Our compensation programs do not use highly leveraged incentives that drive risky short-term behavior. The programs of the Company are focused on the long-term, and therefore the highest compensation can be earned through the achievement of consistent, quality earnings over an extended period of time. With the adoption of a one-year holding period following the vesting of stock, there is a strong incentive to ensure the Company is managed with a long-term view, and this helps to ensure that Company management avoids excessive risk taking in the short term. With the balance of compensation among annual salary, short-term incentive and long-term equity awards, no particular element of compensation is excessively weighted on a single performance measure.

Our Compensation Committee reviewed the relationship between our risk management policies and practices and the incentive compensation provided to the Named Executive Officers at its January 21, 2010 meeting and determined after review with the Company’s Chief Risk Officer and representatives of Mercer that our incentive compensation programs do not encourage unnecessary and excessive risk taking.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by,

Members of the Compensation Committee

Niel C. Ellerbrook, Chairman
Joseph D. Barnette, Jr.
Larry E. Dunigan
Marjorie Z. Soyugenc

Executive Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation of our Chief Executive Officer, Chief Financial Officer, and our other three most highly compensated executive officers. Detailed information regarding the compensation of these executive officers, who are referred to as “Named Executive Officers” or “NEOs”, appears in the tables following this Compensation Discussion and Analysis. This discussion should be read in conjunction with those tables.

This Compensation Discussion and Analysis consists of the following parts:

•	Responsibility for Executive Compensation Decisions.
•	Compensation Philosophy and Objectives.
•	Role of Executive Officers in Compensation Decisions.
•	Compensation Committee Procedures.
•	Setting Executive Compensation for 2009.
•	Changes in Executive Compensation in 2010.

Responsibility for Executive Compensation Program

Subject to full Board approval, the Compensation Committee of our Board is responsible for establishing and implementing our general executive compensation philosophy and determining the compensation for all of our executive officers reporting directly to the Chief Executive Officer, including our “Named Executive Officers.” The Compensation Committee’s charter permits the Compensation Committee to delegate authority to subcommittees. In 2009, the Compensation Committee made no delegation of its authority over compensation matters relating to our Named Executive Officers.

Compensation Philosophy and Objectives

Through our compensation program for executive officers, we strive to attract and retain superior executives in a highly competitive environment and provide financial incentives that align our executive officers’ interests with those of our shareholders. The Compensation Committee believes that the primary components of each executive officer’s compensation should be a competitive base salary and incentive compensation that rewards the achievement of annual and long-term objective performance goals. The Compensation Committee also believes stock ownership is important, because it aligns our executives’ interests with the interests of our shareholders. Thus, equity compensation represents a significant element of each executive officer’s potential compensation.

The Company believes that it is important to maintain consistency in our compensation philosophy and objectives, although it is sometimes necessary to adjust certain programs as economic and business conditions change. Value creating performance by the executive officers of the Company does not always translate into an immediate appreciation in the Company’s stock price or net income performance. This is particularly true in the financial industry where many financial institutions are currently experiencing economic stress. The Board of Directors and executive management are aware of the impact of the financial industry distress on the Company’s performance in 2009, but the Board intends to continue to reward management performance-based on a philosophy and belief that the strong operating fundamentals in the Company will be reflected in earnings growth and eventual stock price appreciation. It is in this context that certain actions were taken by the Board to reward executive management for 2009 performance and to establish incentive goals for 2010.

Role of Executive Officers in Compensation Decisions

The Compensation Committee reviews, approves, and recommends to our full Board each element of compensation for each executive officer reporting directly to the Chief Executive Officer, including all Named

Executive Officers. The Compensation Committee considers the recommendations of the Chief Executive Officer in determining the base salary, annual incentive compensation and long-term incentive awards for each of the executive officers of the Company other than the Chief Executive Officer. Together with the Compensation Committee, our Chief Executive Officer annually reviews the performance of each of our other executive officers, the compensation of each executive officer, including base salary, annual incentive compensation and long-term incentive awards and makes recommendations to the Compensation Committee regarding the compensation of those officers for the following year. The Compensation Committee Chairman annually reviews our Chief Executive Officer’s compensation with representatives from Mercer (following an annual performance review lead by the Company’s non-executive Chairman) and makes recommendations to the Compensation Committee regarding the Chief Executive Officer’s compensation for the following year. The Chief Executive Officer is not involved in the final determination regarding his own compensation, and all decisions with respect to the Chief Executive Officer’s compensation are made in executive session of the Compensation Committee, without the Chief Executive Officer present.

Committee Procedures

The Compensation Committee has engaged Mercer, a nationally recognized compensation consulting firm, to assist it in evaluating our executive compensation structure and expenses. Mercer has fulfilled this role since 2003. For 2009, Mercer:

•	assessed the competitiveness of our compensation packages for executive officers;
•	analyzed our business performance over one-year and three-year periods; and
•	evaluated the relationship between executive officer pay and our performance.

In examining our business performance, Mercer focused on:

• growth in fully-diluted earnings per share
• net income growth
• return on average equity
• return on average assets
• revenue per share growth
• non-performing loans ratio
• total shareholder return	• book value per share • net interest margin • non-interest income growth • deposit growth • asset growth • net charge-off ratio • market/book ratio

In evaluating the competitiveness of our compensation levels for Named Executive Officers and other members of management, Mercer gathers pay and performance data from a peer group of publicly-traded financial services companies that includes a broad representation of regional banks within the Company’s region of operation and which are similar in asset size to the Company. Mercer selects the peer group with input from the Compensation Committee. The Compensation Committee considers the peer group data when evaluating the compensation for all of the Named Executive Officers. The composition of the peer group may be amended from year to year to take account of mergers, acquisitions, and other changes that make a company more or less appropriate for inclusion. The Compensation Committee has at times removed companies from the peer group because the companies’ asset sizes were deemed by the Compensation Committee to not be representative of the other companies in the group and in excess of the Company’s asset size. The median size of the peer group is now more closely reflective of the Company at approximately $8 billion. Under SEC disclosure rules, companies generally limit executive compensation disclosure to their most highly compensated executive officers. To determine competitive pay for these positions, Mercer uses data from publicly-filed documents as well as data from its proprietary market surveys. For the remaining executives, Mercer uses data from its proprietary market surveys only. The market surveys include a broader range of companies and do not provide company-specific information. The survey data is used as a “general reference” and is one of a number of factors considered in determining where pay is actually set.

For 2009 compensation decisions, our publicly-traded peer group consisted of the following 29 companies which have asset sizes ranging from $1.7 billion to $16.6 billion:

1st Source Corporation
AMCORE Financial, Inc.
BancorpSouth, Inc.
Bank of Hawaii Corporation
Citizens Republic Bancorp, Inc.
Cullen/Frost Bankers, Inc.
F.N.B. Corp.
First Busey Corp.
First Commonwealth Financial Corp.
First Merchants Corporation	First Midwest Bancorp, Inc.
FirstMerit Corporation
Fulton Financial Corporation
Hancock Holding Company
Integra Bank Corporation
International Bancshares Corporation
MB Financial, Inc.
National Penn Bancshares, Inc.
Park National Corp.
Republic Bancorp, Inc.	S.Y. Bancorp
South Financial Group, Inc.
Susquehanna Bancshares, Inc
Trustmark Corp.
UMB Financial Corporation
United Bankshares, Inc.
Valley National Bancorp
WesBanco, Inc.
Whitney Holding Corporation

Mercer has agreed that this peer group continued to be appropriate for the Company’s pay and performance benchmarking for 2009.

In making its recommendation to the Compensation Committee regarding executive officer compensation, Mercer reviews the compensation practices and performance of the peer companies and discusses our performance and strategic objectives with our Chief Executive Officer and Chief Financial Officer. Before the beginning of each fiscal year, Mercer provides the Compensation Committee with a detailed written report regarding our executive compensation structure, its competitiveness relative to the peer group companies, and the alignment of our executive pay with the Company’s performance.

In preparation for the evaluation of 2009 compensation and development of the written report, Mercer reviewed the business performance of Old National and the peer companies over one-year and three-year periods through the end of 2007 as well as projected results for 2008 and evaluated the alignment of pay and performance.

Mercer noted that Old National’s 2007 business performance was below the median of the peers, but 2008 year-to-date results were slightly above the median. Using an unweighted average of the performance measures, 2007 business performance was at 37% and by the end of the third quarter 2008 performance was at 54% as compared to peers. Mercer reviewed the same performance measures for the three year periods through 2007 and through the third quarter of 2008. Performance for the three-year period compared to peers was at 24% and 42% respectively.

As part of its written report, Mercer reported that Old National’s targeted compensation levels were slightly below the relevant market benchmarks, primarily due to low salaries for certain executives. Incentive opportunities (both annual and long-term) were competitive with the market. Mercer noted that actual compensation levels approximated median market values. Base salaries and actual total cash compensation were slightly below the market median, while long-term incentives (based on expected values of awards when granted) were slightly above the market median. Total direct compensation was slightly below the median.

Mercer’s review evaluates overall compensation as well as each significant component of compensation. It evaluates whether the compensation structure continues to provide the appropriate incentives and alignment of executive officers’ interests with those of our shareholders. Mercer meets with the Compensation Committee to discuss its written report, answer questions, and discuss issues that require further study.

The Compensation Committee considers the information provided by Mercer, including compensation reports and Mercer’s recommended best practices as a baseline for establishing targeted total compensation, principal compensation components, and determining the allocation of total potential compensation components for each Named Executive Officer and other executives in the Company. In general, we seek to establish total compensation, base salaries, annual incentive compensation, and long-term equity incentive compensation for each position at or near the median for the peer group, if targeted performance is achieved; and at or near the 75% percentile of the peer group, if exceptional performance is achieved. The Compensation Committee also seeks to allocate potential total compensation among base salary, annual incentive compensation, and longer-term incentive compensation in proportions that reflect peer group averages.

Executive Compensation for 2009

Components of Compensation. In establishing the 2009 compensation for our executive officers, the Compensation Committee:

•	analyzed the compensation levels of comparable executive officers in the peer group;
•	determined a mix of base salary and cash incentive opportunity, along with an equity position to align our executive officers’ compensation with our performance and leadership accomplishments;
•	assessed our executive officers’ performance; and
•	assessed our financial and business results relative to other companies within the banking industry as well as to our own past performance and financial goals.

The principal components of each executive officer’s compensation used by the Compensation Committee to reward, align and retain our named executives are:

•	base salary;
•	annual incentive compensation; and
•	long-term equity incentive compensation.

In general, we strive to target the percentage that each of these components bears to the total compensation for our executive officer group as a whole, assuming the achievement of targeted performance, to approximately the corresponding percentages for the peer group.

According to Mercer’s report, the following chart represents each element of compensation and the corresponding percentage of total compensation represented by each element for our peer group for the Named Executive Officers’ compensation for 2009:

The Company’s targeted allocation for 2009 for the Chief Executive Officer and the other Named Executive Officers was:

The actual mix of these components for each individual executive officer varies, depending on our evaluation of the executive officer’s responsibilities, the percentage of the executive officer’s compensation that should be at risk, and the reasonable potential compensation in light of that risk. Additionally, the pay mix data set forth in the above chart for the Named Executive Officers other than the Chief Executive Officer is represented in the aggregate as each Named Executive Officer does not have the same pay mix.

The only elements of our executive officers’ compensation that we pay in cash are base salary and annual incentive compensation. For 2009, we paid the following cash compensation to our Named Executive Officers:

			Annual
			Incentive	Total Cash
Names	Year	Base Salary	Compensation	Compensation
		($)	($)	($)

Robert G. Jones President and Chief Executive Officer	2009	650,000	0	650,000

Christopher A. Wolking Senior EVP and Chief Financial Officer	2009	309,016	34,764	343,780

Barbara A. Murphy Senior EVP and Chief Banking Officer	2009	342,000	38,475	380,475

Daryl D. Moore EVP and Chief Credit Officer	2009	299,059	29,906	328,965

Allen R. Mounts EVP and Chief Administrative Officer	2009	234,662	23,466	258,128

Base Salary. Base salary is the only component of compensation that is not subject to the achievement of performance or vesting criteria. Base salary is designed to provide a fixed level of cash compensation for performing day-to-day responsibilities. We establish base salary ranges for each position based on the ranges for similar positions at other peer group companies. In general, we target base salary ranges near the median for the peer group. We review base salaries annually and we adjust them to take into account such factors as market changes, changes in duties, individual performance, and experience.

In assessing Mr. Jones’ performance for 2009, the Compensation Committee considered the role Mr. Jones played in selecting and leading the management team in its 2008 strategic, operational, and financial performance. The Compensation Committee attributed the Company’s success to Mr. Jones’ leadership skills both within the Company and as a leader in the banking industry. However, given the extraordinarily difficult banking industry and general economic environment, Mr. Jones proposed, and the Compensation Committee agreed, that he would not receive a salary increase for 2009. In assessing the performance of the Named Executive Officers other than the Chief Executive Officer, Mr. Jones considered their contributions to the strategic, operational and financial performance of the Company in 2008 in evaluating salary adjustments for 2009. Although each of the Named Executive Officers met or exceeded expectations in 2008, due to the extraordinary banking industry and economic environment, Mr. Jones proposed and the Compensation Committee agreed, to provide no salary increases to the Named Executive Officers for 2009.

Annual Incentive Compensation. Our practice is to award cash incentive awards based on our achievement of pre-established objective performance goals. The objective of awarding annual incentive compensation is to reward short-term financial and operational performance. The Short Term Incentive Plan, which was approved by shareholders in 2008, is our primary vehicle for awarding such incentives. The Short Term Incentive Plan does not preclude us from making discretionary bonus payments or special awards to Short Term Incentive Plan participants outside of the Short Term Incentive Plan.

Under the Short Term Incentive Plan, the Compensation Committee establishes quantitative performance goals for each fiscal year prior to March 31 of that year. The Compensation Committee has established the Target Incentive Payout for the Chief Executive Officer of 75% of his base salary. The Target Incentive Payout for the Chief Financial Officer and Chief Banking Officer is 45% of base salary, and the Target Incentive Payout for the other Named Executive Officers is 40%. For 2009, the threshold payout under the Short-Term Incentive Plan was 7.5% for the Chief Executive Officer, 4.5% for the Chief Financial Officer and Chief Banking Officer and 4% for the other Named Executive Officers. The maximum payout under the Short Term Incentive Plan is 200% of the Target Incentive Payout.

The amount of cash incentive payments under the Short Term Incentive Plan is based entirely on the achievement of the established performance goals. These payout levels are determined by the Compensation Committee after reviewing peer and survey data provided by Mercer. The percentage payout levels are consistent with the payout levels paid to similarly situated executives within the Company’s peer group.

In practice, the Compensation Committee makes recommendations that the Board then approves or adjusts. Performance measures permitted under the Short Term Incentive Plan include:

•	return on assets;
•	return on equity;
•	total shareholder equity;
•	operating income;
•	earnings per share;
•	total risk-adjusted revenue;
•	total shareholder return.

The Compensation Committee chose earnings per share (“EPS”) as the performance measure for 2009, because it believed that EPS was the best method of measuring our growth and financial performance. In cooperation with our Chief Executive Officer, the Compensation Committee established the threshold payout level at $.50 Earnings Per Share (“EPS”), the target payout level at $.75 EPS, and maximum payout level at $1.00 EPS.

The Compensation Committee determined at the time 2009 goals were established that the target payout level of $.75 EPS was sufficiently difficult to achieve yet reasonable after considering the dynamics of the general banking environment and potential credit costs due to a challenging economic environment within the Company’s operating footprint.

Based on earnings per share of $.14, no incentives were earned under the Short Term Incentive Plan for 2009. Despite this fact, the Chief Executive Officer proposed, and the Compensation Committee and Board agreed and approved in January of 2010, discretionary bonus payments to our Named Executive Officers (other than the Chief Executive Officer) in an amount equal to 25% of the target bonus that would have been paid under the Short Term Incentive Plan had the earnings per share target of $.75 been achieved. The Chief Executive Officer selected the bonus percentage after consulting with representatives from Mercer, reviewing the financial results for 2009, and evaluating the individual performance in 2009 of the Named Executive Officers. In terms of analyzing individual performance, Mr. Jones considered the leadership that was exhibited in 2009 by each of the Named Executive Officers in each of their areas of responsibility to successfully guide the Company through a tumultuous banking and economic environment. In approving these bonuses, the Compensation Committee and Board considered:

•	the recommendation of our Chief Executive Officer that bonuses be paid to all executive officers other than himself.

•	the extraordinarily difficult banking and general business environment in 2009, including the banking and financial crisis that was impacting most banks. Despite this environment and the fact that the internal objectives were not met, the Company’s performance on a relative basis was above the median of the Company’s peer group as measured against the metrics set forth on page 22 under Committee Procedures.

•	the need to retain and motivate our executive officers.

•	the fact that executive officers, including the Named Executive Officers, had not received an increase in base salary in 2009 or a payout under the Short Term Incentive Plan for 2008, which resulted in compensation below the median of the compensation to executive officers in the Company’s peer group (despite the fact that the Company’s performance was at the median of the peer group.) Providing each Named Executive Officer, with the exception of the Chief Executive Officer, with the discretionary bonus, brought the Named Executive Officers’ cash compensation modestly above the 25th percentile of the peer group.

•	the progress made in 2009 under the direction and leadership of our Chief Executive Officer and the other executive officers, including the Named Executive Officers, on a number of key initiatives that the Compensation Committee and Board believe will position the Company for strong future growth, including but not limited to:

–	the exiting by the Company from the Troubled Asset Relief Program (“TARP”);

–	the acquisition of the former Charter One branches in the Indianapolis, Indiana market;

–	the capital raise consummated in September of 2009 that provided the Company with $196 million in new capital to be used for acquisitions and other general corporate purposes; and

–	the development of a strategic plan in 2009 which should position the Company to emerge from the financial industry and general economic downturn in a healthy and strong fashion.

Long-Term Incentive Compensation. We believe that stock ownership by our executive officers is an important tool for aligning their interests with those of our shareholders over the long-term. Therefore, our long-term incentive compensation consists entirely of equity compensation awards. The 2008 Incentive Compensation Plan, which was approved by shareholders in 2008, is our primary vehicle for providing equity compensation.

In 2009, the awards for the Named Executive Officers other than the Chief Executive Officer under the 2008 Incentive Compensation Plan consisted of a combination of:

•	20% nonqualified stock options;
•	40% performance-based restricted stock units; and
•	40% service-based restricted stock.

The pay mix for the Chief Executive Officer consisted of 50% nonqualified stock options and 50% performance-based restricted stock units. Each of these forms of award encourages executives to use their best efforts to increase the value of our stock, since the value of the awards increases with the value of our stock. In addition, because an executive officer’s right to an award generally vests over time, such awards provide a valuable retention tool.

Our practice is to determine the dollar amount of equity compensation that we want to provide, based on the closing price of our stock on the date of grant. In general, we seek to pay equity incentive compensation that approximates the median for our peer group, if targeted performance is achieved, and the 75th percentile for our peer group, if maximum performance is achieved. In recommending equity compensation awards for an executive, the Compensation Committee considers previously granted but non-vested awards, but it does not generally consider equity ownership or previously vested awards. The Compensation Committee typically makes recommendations regarding equity compensation awards at its first meeting in January, depending upon the availability of the financial results for the preceding year. Typically, these awards are then approved or adjusted by the Board at its next meeting. We make the awards as early as practicable in the year and communicate them to executive officers so that the incentives will be known as early as practicable, thereby maximizing their potential impact. We make equity awards after financial data for the preceding year is available, because this information enables us to refine our expectations for the current year. The proximity of any awards to earnings announcements or other market events is coincidental. Under special circumstances, such as the employment of a new executive or substantial promotion of an existing executive, the Compensation Committee may award equity compensation at other times during the year. The Compensation Committee did not make any special grants of equity incentive compensation to any Named Executive Officer in 2009.

On January 29, 2009, we granted nonqualified stock options, performance-based restricted stock units, and service-based restricted stock to the Named Executive Officers (with the exception of the Chief Executive Officer) pursuant to our 2008 Incentive Compensation Plan. These awards are reflected on the Table on page 36 entitled “Grants of Plan-Based Awards During 2009.” The Chief Executive Officer proposed, and the Compensation Committee and Board agreed, that in order to align his incentive compensation directly with shareholder interests and to place 100% of his equity compensation at risk, his equity compensation should consist of performance-based restricted stock units and nonqualified stock options with no service-based component.

The portions of the total potential equity award represented by each type of award generally reflected the allocation of such types among our peer group. The Compensation Committee awarded the right to earn shares to the Named Executive Officers and certain other executives based on the performance of the Company in 2008. The awards differed for each of the Named Executive Officers and they were determined by the Compensation Committee, according to each officer’s salary level and based on competitive survey data provided by Mercer. The awards were not based on individual performance.

Nonqualified Stock Options. Stock options allow an executive officer to purchase shares of our stock at a future date for the closing price of the stock on the date of grant. In general, an executive officer must remain employed by us until the end of a stated vesting period to exercise a stock option. Special rules apply if the executive terminates employment on account of death, retirement, or disability, or if there is a change in control of the Company. Under most circumstances, the options granted in 2009 will vest in three approximately equal annual installments over a three-year period ending on February 1, 2012. The nonqualified stock options are subject to a one-year holding period following the exercise of the options.

In 2009, the Company reduced the percentage of nonqualified stock options granted to the executive officers at the recommendation of Mercer. The percentage was reduced to 20% from 25%, and the Company reduced the percentage to zero in 2010 as is more fully discussed on pages 32 and 33. In 2009, Mercer recommended, and the Compensation Committee and Board agreed, that given the extraordinary low levels of stock prices, the percentage of long-term incentive awards allocated to nonqualified stock options should be reduced to avoid the appearance of overreaching.

Performance-Based Restricted Stock Units. The Compensation Committee adopted the use of restricted stock units in 2009 instead of restricted stock because the use of restricted stock units simplifies the administration of the performance awards, as shares are not actually granted until the end of the performance period and dividends are not paid on the units until the units vest into shares. In general, our executive officers will not earn performance-based restricted stock units unless we meet pre-established objective performance criteria for the performance period, and the executive officer remains employed throughout the required service period. The performance period for the 2009 grants is the three-year period ending December 31, 2011. The restriction period for the 2009 grants ends on February 1, 2012.

The performance-based restricted stock unit awards are allocated as follows:

•	50% of the award is based on external relative measures
•	50% of the award is based on internal measures

The financial factors used and the weighting attached to each factor (in parentheses) for the internal measure awards are:

•	earnings per share growth (50%),
•	total revenue growth (25%), and
•	and net charge-off ratio (25%).

For each factor, we have established minimum, target and maximum performance levels. The weighted average performance level will determine the percentage of shares for which restrictions will lapse. If target is achieved, restrictions will lapse on all of the shares awarded. If maximum performance is achieved, the number of shares awarded will double.

We define earnings per share as GAAP EPS, disregarding, however, extraordinary items and non-recurring charges, both as determined under GAAP, recognized in a period after the quarter ending December 31, 2008. The threshold earnings per share is $.94, the target is $1.07 and the maximum is $1.20 for 2011 performance.

We define total revenue as the sum of fully tax equivalent net interest income and total non-interest income recognized in a period after the quarter ending December 31, 2008. The threshold total revenue is $439,748,000, the target is $466,329,000 and the maximum is $492,910,000 for 2011 performance.

We define net charge-off ratio as the three-year average of net charge-offs to average loans for 2009, 2010, and 2011. The minimum net charge-off ratio is .5%, the target is .3%, and the maximum is .2%.

There are four measures used to determine whether the external relative performance-based units are earned. These measures include the same three discussed above that we use to measure the internally measured awards, with a modified definition for total revenue growth as described below. In addition, the external relative performance-based unit awards have a fourth measure — total shareholder return — which is measured against the peer group for the three-year measurement period. We define total shareholder return as the three-month average stock price for the period ending December 31, 2008 compared to the three-month average stock price for the period ending December 31, 2011 for the Company and the Peer Group. The three-month average stock price will be determined by averaging the closing stock price of each day during the three months ending on the applicable December 31, including adjustments for cash and stock dividends. For external relative performance-based unit awards, total revenue growth means the compound annual growth rate of increase of the sum of net interest income and non-interest income (as reflected in year-end financial statements), disregarding, however, extraordinary items as determined by GAAP, after December 31, 2008, through December 31, 2011. These measures were chosen because the committee believes they correlate to shareholder value creation over time.

The performance-based restricted stock units are subject to a one-year holding period following the vesting of the award. Dividends earned on vested shares are paid in stock and are subject to the one-year holding period unless the executive has met the stock ownership guidelines.

If an executive officer terminates employment on account of death, or there is a change in control of the Company, the target performance criteria will be deemed satisfied, and restrictions on the shares will lapse. If the executive officer terminates employment on account of disability or retirement, the executive officer will be treated the same as if he or she had continued employment. The dividends on the performance-based restricted stock units are accumulated during the performance period and are only paid on the shares that actually vest to the executive.

Service-Based Restricted Stock. Service-based restricted stock is not contingent on our business performance. In general, with the exception of dividends, an executive officer will not realize value for service-based restricted stock, unless he or she remains employed during the required service period. If an executive officer terminates employment on account of death, or there is a change in control of the Company, restrictions on the stock will lapse. If the executive officer terminates employment on account of disability or retirement, he or she will be treated the same as if he or she had continued employment. Like the 2009 stock options, service-based restricted stock granted in 2009 will vest in three approximately equal annual installments over a three-year period ending on February 1, 2012. We pay cash dividends on service-based restricted stock to our executive officers, even if the stock remains subject to restrictions. The service-based restricted stock is subject to a one-year holding period following the vesting of the shares to the executive officer.

In 2009, the Compensation Committee increased the percentage of long-term incentive awards allocated to service-based restricted stock (except for the Chief Executive Officer) due to the extraordinary economic environment and the need to ensure the retention of key executive officers in the Company. The increased use of service-based restricted stock in 2009 was also consistent with the Company’s decision to reduce the use of nonqualified stock options due to the low stock price of the Company.

Retirement Plans. Until December 31, 2005, we maintained a traditional qualified defined benefit pension plan, known as the Old National Bancorp Employees’ Retirement Plan (“Retirement Plan”). We froze the Retirement Plan as of December 31, 2001, except for employees who were at least age 50 or who had 20 years of credited service as of December 31, 2001. As of December 31, 2005, we froze the Retirement Plan for all remaining employees. We also maintained a nonqualified retirement plan to replace any reduction in benefits under the Retirement Plan due to limitations on benefits under the Internal Revenue Code (“Supplemental Plan”). We also froze the Supplemental Plan as of December 31, 2005. No executive officer will earn further benefits under the Retirement Plan or the Supplemental Plan after 2005, although benefits as of December 31, 2005, are preserved.

We continue to maintain a tax-qualified defined contribution plan, known as the Old National Bancorp Employee Stock Ownership and Savings Plan (“Savings Plan”), for eligible employees. The Savings Plan allows employees to make pre-tax 401(k) contributions. In 2009, and subject to applicable IRS limitations, we matched employee contributions dollar for dollar on a bi-weekly basis to the extent that they did not exceed 6% of the employee’s compensation. Subject to the conditions and limitations of the Plan, an employee will be eligible to become a participant of the plan on the first day of the month after completing one month of service. All active participants will be eligible to receive a “Safe Harbor Matching Contribution”. We may also make profit sharing contributions, in our discretion. To receive profit sharing contributions for a year, an employee must have (i) completed at least 1,000 hours of service during the year and (ii) been employed on the last day of the year or retired on or after age 65, died, or become disabled during the year.

We also maintain a nonqualified deferred compensation plan, known as the “Executive Deferred Compensation Plan,” for a select group of management employees designated by the Compensation Committee, including our executive officers. All executive officers are eligible to participate in the plan. An executive officer may elect to defer up to 25% of his or her regular compensation, and up to 75% of his or her annual bonus under the Short Term Incentive Plan, in which case the deferral amount will be credited to his or her plan account. We provide matching contribution credits under the plan up to 6% of compensation, reduced by matching contributions under the Savings Plan. In addition, we may provide discretionary contribution credits to make up for any reduction in discretionary profit sharing contributions under the Savings Plan due to Internal Revenue Code contribution limits applicable to tax-qualified retirement plans. We did not provide discretionary credits for 2009.

We credit an executive officer’s plan account with earnings based on the hypothetical earnings of an investment fund consisting of Company stock, the return on a recognized market index selected by the Compensation Committee, or a combination of the two, as elected by the executive officer. For the market index fund, we use a Bloomberg fund index, which approximates the risk and return associated with a diversified high quality corporate bond. The earnings credit under the Executive Deferred Compensation Plan could be in excess of earnings that would have been credited using the applicable federal long-term rate. Any excess earnings are reported in column (h) of the Summary Compensation Table on page 34.

All amounts paid under the nonqualified deferred compensation plan are paid from our general assets and are subject to the claims of our creditors. Except in the case of financial emergency, an executive officer’s benefits under the plan may not be distributed until after termination of employment. In general, an executive officer may elect to receive his plan benefits in a lump sum or in annual installments over two to ten years.

Severance and Change in Control Arrangements. We have entered into employment agreements with each of the Named Executive Officers. Under each of their respective employment agreements, the Named Executive Officers are entitled to a base salary, incentive compensation (both cash and equity) and other employee benefits as determined by the Board. Based on information provided by the Compensation Committee compensation consultant, the Committee determined that the benefits, including the various multiples of components of compensation, were within the market range for such payouts and benefits. The Committee regularly reviews the Company’s employment and severance agreement arrangements and uses peer data to determine whether these arrangements are consistent with prevailing market practices.

Pursuant to the employment agreements, we are generally obligated to pay certain non-change of control severance benefits to the Named Executive Officer, if we terminate his or her employment without cause, or the executive resigns within 90 days after we have taken certain actions that adversely affect him or her. The agreements also obligate the Company to pay certain severance benefits if there is a change of control of the Company as defined within the agreement. A Named Executive Officer must satisfy the terms of the agreement, including its non-solicitation and non-compete provisions, to receive his or her benefits.

The employment agreements also provide for change of control severance benefits for each Named Executive Officer. The Company is required to pay change of control severance benefits if, within two years following a change of control (as defined in the agreements), we terminate the Named Executive Officer’s employment for a reason other than “Cause” or the Named Executive Officer’s disability, or if the executive resigns within two years after a change of control after we have taken certain actions detrimental to the Named Executive Officer.

The Compensation Committee believes that the employment agreements, which include change of control severance benefits, assure the fair treatment of the Named Executive Officers in relation to their professional careers with the Company by assuring them of some financial security in the event of a change of control. The change of control provision also protects the shareholders of the Company by encouraging the Named Executive Officers to continue to devote their full attention to the Company without being distracted by the need to seek other employment following the change of control. The Compensation Committee established the change of control payouts to each of the Named Executive Officers after reviewing peer data and consulting with Mercer.

In the Committee’s view, severance benefits, including in the event of a change-in-control, are contingent and operate as a form of insurance rather than a principal component of compensation strategy. In that regard, the Committee does not reduce or otherwise modify compensation elements on the basis of eligibility for severance benefits. The Potential Payments on Termination or Change-in-Control tables beginning on page 43 and the discussion of the employment agreements beginning on page 40 set forth the estimated values and details of the termination benefits under various scenarios for each of the Named Executive Officers.

Other Compensation. Detailed information regarding other compensation is provided in note 6 to the Summary Compensation Table on page 35. In general, we believe that perquisites should not constitute a consequential portion of any executive officer’s compensation. No executive received perquisites in excess of $10,000 in 2009. Moreover, certain of the perquisites provided to executive officers also provide a benefit to us. For example, executive physicals, which we require, help us to assure that our executive officers do not postpone addressing health issues that could result in great cost to us in lost productivity and covered treatment costs.

Stock Ownership Guidelines. In 2005, the Compensation Committee adopted stock ownership guidelines for the Company’s executive officers, including the Named Executive Officers. Under those guidelines,

the Named Executive Officers are required to hold shares of our stock with a value of three times their annual base salary (five times base salary for our Chief Executive Officer). The Named Executive Officers have five years from October 2005 to achieve this ownership. For purposes of the guidelines, in-the-money options and unearned performance-based stock are taken into account. The Named Executive Officers have a significant number of outstanding stock options not currently exercisable due to the recent stock price performance, and there has been a recent emphasis by the Compensation Committee on performance-contingent awards that have not been earned. As a result, as of January 2010, none of the Named Executive Officers have met the stock ownership guideline requirement for ownership.

Changes in Executive Compensation in 2010

At its board meeting on January 28, 2010, the Board adopted a Recoupment or “Clawback” policy to be effective for any equity or non-equity incentive payments paid to executive officers of the Company after January 28, 2010. The Clawback policy requires the Board to review the circumstances of any material restatement of the Company’s financial results to determine whether there should be a recovery of an incentive payment paid to any member of the Company’s Executive Leadership Group. The Clawback policy has been incorporated into the Company’s Corporate Governance Guidelines.

In January 2010, based on results of a review by executive management of the compensation program, the Compensation Committee approved certain changes to the program which will be effective in 2010. In this review, the Compensation Committee considered the balance between short and long-term incentives, cash versus stock, revenue and risk metrics and absolute and relative performance measures and considered the time horizon of payments versus risks.

The Compensation Committee agreed with management’s recommendation to suspend the Short Term Incentive Plan for 2010 due to the extraordinarily difficult banking industry environment. For 2010, the Committee and Board agreed that any annual cash incentive for the Named Executive Officers would be determined at the sole discretion of the Compensation Committee and Board and paid based on the achievement of financial results of the Company that are in excess of the 2010 budget target.

In 2010, the Compensation Committee agreed with management’s recommendation to modify the approach to long-term equity incentive awards to include only full value awards and eliminate the use of stock options. The service-based restricted stock component has been increased from 40% of the long-term equity award to 50%. The increase in the percentage for 2010 was made by the Compensation Committee in order to align the Company with peer group practices and to ensure the retention of key executive officers of the Company in a time of extraordinary economic distress.

In 2010, our long-term equity awards for the Named Executive Officers other than the Chief Executive Officer will be allocated as follows:

50% performance-based restricted stock units; and
50% service-based restricted stock.

The performance-based restricted stock units will be allocated as follows:

50% of the award will be based on internal measures and measured based on 2010 performance only; and
50% of the award will be based on external measures.

The financial factors for the internal measures award will be earnings per share growth and net charge-off ratio. The financial factor for the external measure award will be total shareholder return compared to peers over a three-year performance period and the internal measure awards will vest over three years as well.

The Chief Executive Officer’s long-term equity award in 2010 is allocated as follows:

100% performance-based restricted stock units.

The reason the Compensation Committee and the Board agreed to increase the service based restricted stock component to the Named Executive Officers other than the Chief Executive Officer was primarily to ensure the retention of the executive officers, given the view of the Compensation Committee and Board that despite exceptional performance in years prior to 2010, the equity program of the Board was not adequately rewarding executives from a performance standpoint. Because of this, the Compensation Committee and Board determined that it would eliminate the use of stock options, which are not currently favored by investors, and elected to increase the amount of service-based restricted stock to 50% of the total award level.

The decision to base 50% of the performance-based restricted stock unit award on 2010 performance only was made to ensure that Named Executive Officers (including the Chief Executive Officer) would place immediate and equal focus on earnings and risk in a challenging economic environment, and it would also eliminate the challenge of multi-year goal setting in an extraordinarily challenging financial services industry operating environment. Both the action to increase the service-based component of the award and to base the internal measure performance-based restricted unit awards on 2010 performance only, was designed to ensure retention of the Named Executive Officers in a period of extreme economic distress generally.

The Chief Executive Officer proposed, and the Compensation Committee and Board agreed, that in order to align his incentive compensation directly with shareholder interests, the Chief Executive Officer’s equity compensation should continue to consist solely of performance-based restricted stock units with no service-based component.

2009 Summary Compensation Table

The following table provides information regarding compensation earned by our Chief Executive Officer, Chief Financial Officer, and the three other executive officers employed at the end of 2009 who were most highly compensated for 2009.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert G. Jones	2009	650,000	0	387,926	99,455	0	0	91,991	1,229,372
President and Chief	2008	638,466	0	535,150	78,694	0	32,915	123,239	1,408,464
Executive Officer	2007	600,018	0	560,272	137,142	382,511	0	116,708	1,796,651

Christopher A. Wolking	2009	309,016	34,764	121,754	30,446	0	12,527	28,713	537,220
Senior EVP and Chief	2008	306,939	0	160,545	28,105	0	1,468	48,449	545,506
Financial Officer	2007	288,478	0	186,143	45,482	105,000	1,761	41,614	668,478

Barbara A. Murphy	2009	342,000	38,475	121,754	30,446	0	411	37,081	570,167
Senior EVP and Chief	2008	332,310	0	160,545	28,105	0	88	43,766	564,814
Banking Officer	2007	286,165	50,000	186,143	45,482	120,000	0	22,180	709,970

Daryl D. Moore	2009	299,059	29,906	75,125	18,267	0	183,264	32,983	638,604
EVP and Chief Credit	2008	297,721	0	99,385	15,739	0	13,289	41,867	468,001
Officer	2007	293,259	0	116,109	28,542	105,000	35,810	36,323	615,043

Allen R. Mounts	2009	234,662	23,466	106,211	26,386	0	74,703	26,036	491,464
EVP and Chief Administrative	2008	232,585	0	137,610	25,295	0	5,815	33,200	434,505
Officer	2007	213,266	0	116,109	28,542	75,587	14,793	25,395	473,692

(1) 2009 Bonuses are for 2009 performance, but were not approved or paid until 2010. Ms. Murphy’s 2007 bonus was for 2007 performance, but was not approved or paid until 2008.

(2) Stock awards included in Column (e) consist entirely of service-based restricted stock and performance-based restricted stock or units granted under our 2008 Equity Incentive Plan. Award values are based on the closing price for our stock on the grant date. For the number of shares of service-based and performance-based restricted stock or units awarded in 2009, see the Grants of Plan-Based Awards Table.

(3) The amount reflected in Column (f) is the grant date value under FASB Accounting Standards Codification (ASC) Topic 718 [formerly FAS 123(R)]. The awards included in this Column consist entirely of nonqualified stock options granted in 2009, 2008 and 2007. We determined the fair value of each grant as of the date of grant using the Black-Scholes option pricing method with the following assumptions:

2007 Options	2008 Options	2009 Options
Dividend Yield: 4.23% Expected Volatility: 15.3% Annual Risk-Free Interest Rate: 4.85% Expected Option Life: 6.0 years	Dividend Yield: 5.33% Expected Volatility: 15.82% Annual Risk-Free Interest Rate: 3.03% Expected Option Life: 6.0 years	Dividend Yield: 5.31% Expected Volatility: 28.79% Annual Risk-Free Interest Rate: 2.075% Expected Option Life: 6.0 years

(4) These amounts represent incentives that were earned under the Company’s Short Term Incentive Plan.

(5) This amount is the increase of the actuarial present value of the executive’s benefit under our frozen defined benefit plans, plus the amount of the executive’s earnings credit under our Executive Deferred Compensation Plan in excess of the earnings that would have been credited using the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code).

The 2009 Change in Pension Values and Nonqualified Deferred Compensation “excess” earnings were: Robert Jones ($0 and -$59,649); Christopher Wolking ($7,158 and $5,369); Barbara Murphy ($0 and $411); Daryl Moore ($159,646 and $23,618); and Allen Mounts ($63,086 and $11,617).

The 2008 Change in Pension Values and Nonqualified Deferred Compensation “excess” earnings were: Robert Jones ($0 and $32,915); Christopher Wolking (-$4,385 and $1,468); Barbara Murphy ($0 and $88); Daryl Moore (-$99,176 and $13,289); and Allen Mounts (-$32,068 and $5,815).

The 2007 Change in Pension Values and Nonqualified Deferred Compensation “excess” earnings were: Christopher Wolking ($1,334 and $427); Daryl Moore ($31,541 and $4,269); and Allen Mounts ($13,068 and $1,725)

(6) The amounts specified in Column (i) include the following:

		Company
		Contributions to
	Perquisites &	Defined	Cash
	Other Personal	Contribution	Dividends on	Life Insurance
Name	Benefits	Plans	Restricted Stock	Premiums (a)	Total
	($)	($)	($)	($)	($)

Robert G. Jones	0	62,159	28,776	1,056	91,991

Christopher A. Wolking	1,130	17,144	9,622	817	28,713

Barbara A. Murphy	0	26,556	9,622	903	37,081

Daryl D. Moore	1,130	25,063	5,999	791	32,983

Allen R. Mounts	666	17,270	7,480	620	26,036

(a) The listed executive officers receive group life coverage equal to two times base salary, whereas other employees receive coverage of one times base salary. The amounts in this column are the premiums for the executive officers’ coverage.

Grants of Plan-Based Awards During 2009

											Grant
											Date
									All Other		Fair
								All Other	Option		Value
								Stock	Awards:	Exercise	of
								Awards:	Number of	or Base	Stock
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Securities	Price of	and
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of	Underlying	Option	Options
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	(5)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Robert G. Jones	1/29/2009	48,750	487,500	975,000
	1/29/2009				7,700	30,800	61,600				387,926
	1/29/2009								49,000	13.31	99,455

Christopher A. Wolking	1/29/2009	13,906	139,057	278,114
	1/29/2009				1,175	4,700	9,400				59,197
	1/29/2009							4,700			62,557
	1/29/2009								15,000	13.31	30,446

Barbara A. Murphy	1/29/2009	15,390	153,900	307,800
	1/29/2009				1,175	4,700	9,400				59,197
	1/29/2009							4,700			62,557
	1/29/2009								15,000	13.31	30,446

Daryl D. Moore	1/29/2009	11,962	119,624	239,247
	1/29/2009				725	2,900	5,800				36,526
	1/29/2009							2,900			38,599
	1/29/2009								9,000	13.31	18,267

Allen R. Mounts	1/29/2009	9,386	93,865	187,730
	1/29/2009				1,025	4,100	8,200				51,640
	1/29/2009							4,100			54,571
	1/29/2009								13,000	13.31	26,386

(1)	All non-equity incentive plan awards are made pursuant to our Short Term Incentive Plan.

(2)	The shares in Columns (f), (g), and (h) are performance-based restricted stock units granted under our 2008 Equity Incentive Plan. The performance period for the 2009 grants is the three-year period ending December 31, 2011. The restriction period for the 2009 grants ends on March 31, 2012. For 50% of the award, the financial factors used and the weighting attached to each factor (in parenthesis) are: earnings per share (50%), revenue growth (25%) and net charge off ratio (25%). For the remaining 50% of the award, the relative financial factors used and the weighting attached to each factor (in parenthesis) are: earnings per share growth (25%), revenue growth (25%), net charge off ratio (25%) and total shareholder return (25%) as compared to the Company’s peer group. Dividends accumulate during the vesting period based on the number of shares at target (g) and are paid at vesting on earned shares.

(3)	The shares in Column (i) are service-based restricted shares granted under our 2008 Equity Incentive Plan that vest in three substantially equal installments on February 1 of 2010, 2011 and 2012. Vesting is contingent upon the Executive Officers remaining employed during the required service period. Executive Officers are entitled to dividends during the vesting period on the number of outstanding shares.

(4)	All options are nonqualified options granted under the 2008 Equity Incentive Plan, with an exercise price equal to the closing price for the underlying shares on the grant date.

(5)	The Black-Scholes option pricing model was used to estimate the grant date fair value of the options in this column. The assumptions used to develop the grant date valuations for the options granted on January 29, 2009 were: Dividend Yield of 5.31%, Expected Volatility of 28.79%, Annual Risk-Free Interest Rate of 2.075% and an Expected Option Life of 6.0 years. The fair market value of the performance-based restricted stock awards reported in Column (l) is the grant date value of the awards as determined under FASB ASC Topic 718.

Outstanding Equity Awards at December 31, 2009

	Option Awards						Stock Awards

										Equity		Equity
										Incentive		Incentive
				Equity			Number		Market	Plan Awards:		Plan Awards:
				Incentive Plan			of		Value of	Number of		Market or
				Awards:			Shares		Shares	Unearned		Payout Value
	Number of	Number of		Number of			or Units		or Units	Shares,		of Unearned
	Securities	Securities		Securities			of Stock		of Stock	Units, or		Shares,
	Underlying	Underlying		Underlying			that		that	Other		Units, or
	Unexercised	Unexercised		Unexercised	Option		Have		Have	Rights that		Other Rights
	Options	Options		Unearned	Exercise	Option	Not		Not	Have Not		that Have
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested		Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)		($)

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Robert G. Jones	26,250				23.99	09/07/14				7,600	(3)	$94,468
	45,900				21.65	02/24/16				8,750	(4)	$108,763
	39,400	19,700	(1A)		18.43	01/25/17				7,700	(5)	$95,711
	23,333	46,667	(1B)		15.29	01/24/18
		49,000	(1C)		13.31	01/29/19

Christopher A. Wolking	17,504				21.70	06/27/11	1,134	(2A)	$14,096	1,675	(3)	$20,820
	5,425				21.70	06/27/11	2,334	(2B)	$29,012	1,750	(4)	$21,753
	19,796				20.59	01/22/12	4,700	(2C)	$58,421	1,175	(5)	$14,605
	27,563				20.68	01/31/13
	2,100				20.43	02/02/14
	15,500				21.65	02/24/16
	13,066	6,534	(1A)		18.43	01/25/17
	8,333	16,667	(1B)		15.29	01/24/18
		15,000	(1C)		13.31	01/29/19

Barbara A. Murphy	9,100				21.65	02/24/16	1,134	(2A)	$14,096	1,675	(3)	$20,820
	13,066	6,534	(1A)		18.43	01/25/17	2,334	(2B)	$29,012	1,750	(4)	$21,753
	8,333	16,667	(1B)		15.29	01/24/18	4,700	(2C)	$58,421	1,175	(5)	$14,605
		15,000	(1C)		13.31	01/29/19

Footnotes:

(1A) Nonqualified options granted in 2007 that will become vested on February 1, 2010.

(1B) Nonqualified options granted in 2008 that will become vested in two substantially equal installments on February 1 of 2010 and 2011.

(1C) Nonqualified options granted in 2009 that will become vested in three substantially equal installments on February 1 of 2010, 2011 and 2012.

(2A) Service-based restricted shares granted in 2007 that will become vested on February 1, 2010.

(2B) Service-based restricted shares granted in 2008 that will become vested in two substantially equal installments on February 1 of 2010 and 2011.

(2C) Service-based restricted shares granted in 2009 that will become vested in three substantially equal installments on February 1 of 2010, 2011 and 2012.

(3) This award represents performance-based restricted stock. The number of shares assumes that threshold performance has been achieved. If threshold performance is achieved, the executive officer’s interest in the shares will vest on February 1, 2010.

(4) This award represents performance-based restricted stock. The number of shares assumes that threshold performance has been achieved. If threshold performance is achieved, the executive officer’s interest in the shares will vest on February 1, 2011.

(5) This award represents performance-based restricted stock. The number of shares assumes that threshold performance has been achieved. If threshold performance is achieved, the executive officer’s interest in the shares will vest on March 31, 2012.

Outstanding Equity Awards at December 31, 2009

	Option Awards						Stock Awards

										Equity		Equity
										Incentive		Incentive
				Equity			Number		Market	Plan Awards:		Plan Awards:
				Incentive Plan			of		Value of	Number of		Market or
				Awards:			Shares		Shares	Unearned		Payout Value
	Number of	Number of		Number of			or Units		or Units	Shares,		of Unearned
	Securities	Securities		Securities			of Stock		of Stock	Units, or		Shares,
	Underlying	Underlying		Underlying			that		that	Other		Units, or
	Unexercised	Unexercised		Unexercised	Option		Have		Have	Rights that		Other Rights
	Options	Options		Unearned	Exercise	Option	Not		Not	Have Not		that Have
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested		Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)		($)

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Daryl D. Moore	86,058				21.70	06/27/11	700	(2A)	$8,701	1,050	(3)	$13,052
	15,914				21.70	06/27/11	1,334	(2B)	$16,582	1,125	(4)	$13,984
	96,083				20.59	01/22/12	2,900	(2C)	$36,047	725	(5)	$9,012
	83,790				20.68	01/31/13
	6,300				20.43	02/02/14
	9,100				21.65	02/24/16
	8,200	4,100	(1A)		18.43	01/25/17
	4,666	9,334	(1B)		15.29	01/24/18
		9,000	(1C)		13.31	01/29/19

Allen R. Mounts	17,504				21.70	06/27/11	700	(2A)	$8,701	1,050	(3)	$13,052
	8,118				21.70	06/27/11	2,000	(2B)	$24,860	1,500	(4)	$18,645
	19,796				20.59	01/22/12	4,100	(2C)	$50,963	1,025	(5)	$12,741
	27,563				20.68	01/31/13
	2,100				20.43	02/02/14
	8,700				21.65	02/24/16
	8,200	4,100	(1A)		18.43	01/25/17
	7,500	15,000	(1B)		15.29	01/24/18
		13,000	(1C)		13.31	01/29/19

Footnotes:

(1A) Nonqualified options granted in 2007 that will become vested on February 1, 2010.

(1B) Nonqualified options granted in 2008 that will become vested in two substantially equal installments on February 1 of 2010 and 2011.

(1C) Nonqualified options granted in 2009 that will become vested in three substantially equal installments on February 1 of 2010, 2011 and 2012.

(2A) Service-based restricted shares granted in 2007 that will become vested on February 1, 2010.

(2B) Service-based restricted shares granted in 2008 that will become vested in two substantially equal installments on February 1 of 2010 and 2011.

(2C) Service-based restricted shares granted in 2009 that will become vested in three substantially equal installments on February 1 of 2010, 2011 and 2012.

(3) This award represents performance-based restricted stock. The number of shares assumes that threshold performance has been achieved. If threshold performance is achieved, the executive officer’s interest in the shares will vest on February 1, 2010.

(4) This award represents performance-based restricted stock. The number of shares assumes that threshold performance has been achieved. If threshold performance is achieved, the executive officer’s interest in the shares will vest on February 1, 2011.

(5) This award represents performance-based restricted stock. The number of shares assumes that threshold performance has been achieved. If threshold performance is achieved, the executive officer’s interest in the shares will vest on March 31, 2012.

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Robert G. Jones	0	0	4,960	62,899
Christopher A. Wolking	0	0	3,963	50,367
Barbara A. Murphy	0	0	3,269	41,566
Daryl D. Moore	0	0	2,336	29,689
Allen R. Mounts	0	0	2,650	33,689

Pension Benefits in 2009

		Number
		of Years	Present Value	Payments	Change in
		Credited	of	During Last	Pension
		Service	Accumulated Benefit	Fiscal Year	Value
Name	Plan Name (1)	(#)	($) (2)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Robert G. Jones	Retirement Plan	0	0	0	0
	Supplemental Plan	0	0	0	0
Christopher A. Wolking	Retirement Plan	3	26,596	0	6,972
	Supplemental Plan	3	711	0	186
Barbara A. Murphy	Retirement Plan	0	0	0	0
	Supplemental Plan	0	0	0	0
Daryl D. Moore	Retirement Plan	26	358,292	0	89,360
	Supplemental Plan	26	281,849	0	70,286
Allen R. Mounts	Retirement Plan	12	236,234	0	54,922
	Supplemental Plan	12	35,121	0	8,164

(1) Benefits under both the Retirement Plan and the Supplemental Plan were frozen, effective December 31, 2005. The Retirement Plan is a tax-qualified defined benefit plan, and the Supplemental Plan is a defined benefit nonqualified deferred compensation plan established to make up for benefit reductions under the Retirement Plan on account of Internal Revenue Code benefit limitations.

(2) The calculation of present value of accumulated benefit assumes a discount rate of 5.25%. It further assumes that the executive officer will receive the present value of his or her retirement benefit at age 65 in the form of a lump sum payment, calculated using 2009 IRS Prescribed Mortality-Generational Annuitant, male and female. The assumed lump sum basis is based on the applicable mortality and the plans funding segment rates:
Years 0 - 5, 2.35%; Years 5 - 20, 5.57%; and Years 20+, 6.29%.

2009 Nonqualified Deferred Compensation

		Executive	Registrant	Aggregate		Aggregate
		Contributions	Contributions	Earnings	Aggregate	Balance at
		in Last Fiscal	in Last Fiscal	in Last	Withdrawals/	Last Fiscal
		Year	Year (1)	Fiscal Year (2)	Distributions	Year End (3)
Name	Year	($)	($)	($)	($)	($)
(a)		(b)	(c)	(d)	(e)	(f)

Robert G. Jones	2009	65,000	47,459	-47,308	0	319,147
	2008	114,810	22,501	44,812	0	253,997
	2007	36,001	22,801	-10,478	0	71,874

Christopher A. Wolking	2009	30,902	7,839	10,632	0	128,820
	2008	6,139	6,647	5,392	0	79,447
	2007	5,770	1,801	3,683	0	61,270

Barbara A. Murphy	2009	0	6,700	1,131	0	15,699
	2008	0	6,106	489	0	7,868
	2007	0	1,201	72	0	1,273

Daryl D. Moore	2009	8,972	10,363	56,914	0	728,863
	2008	8,932	7,774	46,342	0	652,614
	2007	8,798	4,396	37,105	0	589,567

Allen R. Mounts	2009	35,199	4,690	28,583	0	328,627
	2008	50,005	2,188	21,124	0	314,155
	2007	20,858	439	14,931	0	240,838

(1)	These amounts are also included under All Other Compensation in the Summary Compensation Table on page 34.

(2)	Of the 2009 balances reported in this column, the amounts of $5,369, $411, $23,618 and $11,617 with respect to Mr. Wolking, Ms. Murphy and Messrs. Moore and Mounts, respectively, were reported under Change in Pension Value and Nonqualified Deferred Compensation in the Summary Compensation Table on page 34.

(3)	Of the 2009 balances reported in this column, the amounts of $78,217, $16,539, $7,395 and $107,305 with respect to Messrs. Jones and Wolking, Ms. Murphy and Mr. Moore, respectively, were reported in the Summary Compensation Table in prior years.

Potential Payments on Termination or Change in Control.

Employment Agreements. We have entered into employment agreements with each Named Executive Officer. The agreements are summarized below. The summary is qualified in its entirety by reference to the agreements themselves, copies of which are available from the Company itself, or from the Company’s public filings with the SEC.

The term of the employment agreements entered into with the Chief Executive Officer, Chief Financial Officer and Chief Banking Officer end on December 31, 2010, with automatic one-year extensions, unless the Named Executive Officer or the Company provides 60 days’ notice before the end of the term of intent not to renew the agreement. The initial terms of the agreements for Messrs. Moore and Mounts expired on December 31, 2009, but were automatically renewed pursuant to the automatic one-year extensions set forth in the agreements. Messrs. Moore and Mounts or the Company must provide 60 days’ notice before the end of the renewal term of intent not to renew the agreement.

Under each of their respective employment agreements, the Named Executive Officers are entitled to a base salary, incentive compensation (both cash and equity) and other employee benefits as determined by the

Board. Based on information provided by the Compensation Committee compensation consultant, the Committee determined that the benefits, including the various multiples of components of compensation, were within the market range for such payouts and benefits. The Committee regularly reviews the Company’s employment and severance agreement arrangements and uses peer data to determine whether these arrangements are consistent with prevailing market practices.

Pursuant to the employment agreements, we are generally obligated to pay certain non-change of control severance benefits to the Named Executive Officer if we terminate his or her employment without cause, or the executive resigns within 90 days after we have taken certain actions that adversely affect him or her. The agreements also obligate the Company to pay certain severance benefits if there is a change of control of the Company as defined within the agreement. A Named Executive Officer must satisfy the terms of the agreement, including its non-solicitation and non-compete provisions, to receive his or her benefits.

For purposes of the employment agreements, “Cause” includes (i) the Named Executive Officer’s act or failure to act constituting willful misconduct or gross negligence that is materially injurious to the Employer or its reputation; (ii) the Named Executive Officer’s willful and material failure to perform the duties of his employment (except in the case of a termination of Employment for Good Reason or on account of the Executive’s physical or mental inability to perform such duties) and the failure to correct such failure within five (5) days after receiving notice from the Board specifying such failure in detail; (iii) the Named Executive Officer’s willful and material violation of the Employing Companies’ code of ethics or written harassment policies; (iv) the requirement or direction of a federal or state regulatory agency having jurisdiction over the Company that the Named Executive Officer’s employment be terminated; (v) the Named Executive Officer’s arrest or indictment for a felony or a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or (vi) the Named Executive Officer’s intentional breach of a material term, condition, or covenant of the Agreement and the failure to correct such violation within five (5) days after receipt of written notice from the Board specifying such breach in detail.

We are generally required to pay non-change of control benefits under the employment agreements if the Named Executive Officer terminates his or her employment for “Good Reason” within 90 days after we have taken specified actions and we have failed to correct the event within 30 days following the Named Executive Officer’s notice of termination. These actions include (i) a material reduction in the Named Executive Officer’s duties, responsibilities, or status with the Employing Companies; (ii) a reduction in the Named Executive Officer’s base compensation for failure to include the Named Executive Officer with other similarly situated employees in any incentive, bonus, or benefit plans as may be offered by the Employing Companies from time to time; (iii) a change in the primary location at which the Named Executive Officer is required to perform the duties of his or her employment to a location that is more than fifty (50) miles from the location at which his or her office is located on the effective date of the Agreement; or (iv) the Company’s material breach of the Agreement.

The non-change of control severance benefits payable under the employment agreements include a lump sum payment equal to the Named Executive Officer’s Weekly Pay rate multiplied by the greater of (i) 52 or (ii) two times his or her years of service. The non-change of control severance benefits for our Chief Executive Officer, Chief Financial Officer and Chief Banking Officer provide for a severance payment of 104 weeks, however. For purposes of this payment, the Named Executive Officer’s Weekly Pay rate is the sum of his or her annual base salary then in effect and also includes payment of the Named Executive Officer’s target bonus for the year the severance is paid, divided by 52. Each of the employment agreements contain non-solicitation and non-compete provisions, which remain in effect for two years after termination of employment.

The employment agreements also provide for change of control severance benefits for each Named Executive Officer. The Company is required to pay change of control severance benefits if, within two years following a change of control (as defined in the agreements), we terminate the Named Executive Officer’s employment for a reason other than “Cause” or the Named Executive Officer’s disability. The Board believes that the employment agreements, which include change of control severance benefits, assure the fair treatment of the Named Executive Officers in relation to their professional careers with the Company by assuring them of some financial security in the event of a change of control. The change of control provision also protects the shareholders of the Company by encouraging the Named Executive Officers to continue to devote their full attention to the Company without being distracted by the need to seek other employment following the change of control. The Compensation Committee established the change of control payouts to each of the Named Executive Officers after reviewing peer data and consulting with Mercer.

Under the employment agreements, we are obligated to make the change of control severance payment, if the Named Executive Officer resigns for “Good Reason” within two years after a change of control after we have taken certain actions detrimental to the Named Executive Officer. These actions include (i) assignment to the Named Executive Officer of any duties materially inconsistent with his or her positions, duties, responsibilities, or status with the Employing Companies immediately before the change of control date; (ii) a substantial reduction in the Executive’s duties or responsibilities, or any removal of the Named Executive Officer from, or any failure to re-elect the Named Executive Officer to, any positions held by the Named Executive Officer immediately before the change of control date; (iii) a reduction by the Employing Companies in the compensation or benefits of the Named Executive Officer in effect immediately before the change of control date, or any failure to include the Named Executive Officer, at a level equal to or better than any other senior executive of an Employing Company, in any incentive, bonus, or benefit plan covering one or more senior executives of the Employing Companies; (iv) a reduction in the Named Executive Officer’s total compensation opportunity; (v) a change in the primary location at which the Named Executive Officer is required to perform the duties of his or her employment to a location that is more than fifty (50) miles from the location at which his or her office is located immediately before the change in control date (disregarding any change in location in anticipation of the change of control; or (vi) the Company’s material breach of the Agreement.

The change of control severance payment required under the employment agreements is a single lump sum payment in an amount equal to the product of (i) three (3) times (for the Chief Executive Officer, Chief Financial Officer and Chief Banking Officer and two (2) times for our other Named Executive Officers) (ii) the sum of (A) the Named Executive Officer’s annual base salary, at the greater of the rate in effect on the change of control date or the termination date, plus (B) the Named Executive Officer’s target bonus for the year containing the change of control date, or, if greater, for the year preceding the change of control date, subject to certain limitations and reimbursement provisions contained in the employment agreement.

Under Code Section 4999, a 20% excise tax is imposed on change on control payments that are “excess parachute payments” within the meaning of Section 280G(b)(1). In general, the excess parachute payment threshold above which excise taxes are imposed is three times the base amount. If the severance payment under a change in control agreement would be equal to or greater than 110% of the excess parachute payment threshold, we will make an additional payment to the executive to put him or her in the same position as if no portion of the change in control payment had been an excess parachute payment. If the severance payment under a change in control agreement would be more than 100% but less than 110% of the excess parachute payment threshold, the severance payment will be reduced to $1.00 less than the excess parachute threshold.

Potential Payments Upon Termination of Employment and Change in Control

The following tables provide information regarding potential payments upon termination of employment or a change in control for the Named Executive Officers. For purposes of the following tables, we have assumed that the change in control and/or termination occurred on December 31, 2009, and we have used the closing price of our stock on that date.

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers of the Company in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each Named Executive Officer in each situation is listed in the following tables.

Robert G. Jones
President and CEO

				Involuntary or
				Good Reason
		Involuntary Not		Termination	Termination		Termination
Executive Benefits and	Voluntary	for Cause	For Cause	Upon Change in	on Account		on Account
Payments Upon Termination	Termination	Termination	Termination	Control	of Disability		of Death

Compensation:
Base Salary	$0	$1,300,000	$0	$0	$0		$0
Short-Term Incentive	$0	$975,000	$0	$0	$0		$0
Change in Control Severance	$0	$0	$0	$3,412,500	$0		$0
Long-Term Incentive
Performance-Based Restricted Shares
2007-2009 (Performance Period)	$0	$0	$0	$377,872 (1)	$85,021	(2)	$377,872	(3)
2008-2010 (Performance Period)	$0	$0	$0	$435,050 (1)	$0	(2)	$435,050	(3)
2009-2011 (Performance Period)	$0	$0	$0	$382,844 (1)	$382,844	(2)	$382,844	(3)
Stock Options
Unvested & Accelerated	$0	$0	$0	$18,236	$0		$0
Service-Based Restricted Shares
Unvested Awards	$0	$0	$0	$0 (1)	$0	(2)	$0	(3)
Benefits and Perquisites:
Accrued Vacation Pay	$50,000	$50,000	$50,000	$50,000	$50,000		$50,000
Medical / Life & Outplacement	$0	$43,296	$0	$43,296	$0		$0
280G Tax Gross Up	$0	$0	$0	$1,921,115	$0		$0
Total	$50,000	$2,368,296	$50,000	$6,640,913	$517,865		$1,245,766

(1) All performance-based restricted stock and service-based restricted stock are treated as fully earned, and the period of restriction lapses upon a change in control.

(2) If Mr. Jones terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his award (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded reflects our belief that 22.50% of the performance award will be achieved for the three-year performance period ending December 31, 2009, and that 0% of award will be achieved for the three-year performance period ending in 2010 and that target performance will be achieved for the three-year performance period ending in 2011.

(3) If Mr. Jones dies while an employee, the (i) period of restriction will lapse, and (ii) performance-based shares will be treated as earned at the “target” level.

Christopher A. Wolking
Senior EVP, Chief Financial Officer

				Involuntary or
				Good Reason
		Involuntary Not		Termination	Termination		Termination
Executive Benefits and	Voluntary	for Cause	For Cause	Upon Change in	on Account		on Account
Payments Upon Termination	Termination	Termination	Termination	Control	of Disability		of Death

Compensation:
Base Salary	$0	$618,032	$0	$0	$0		$0
Short-Term Incentive	$0	$278,114	$0	$0	$0		$0
Change in Control Severance	$0	$0	$0	$1,344,220	$0		$0
Long-Term Incentive
Performance-Based Restricted Shares
2007-2009 (Performance Period)	$0	$0	$0	$83,281 (1)	$18,738	(2)	$83,281	(3)
2008-2010 (Performance Period)	$0	$0	$0	$87,010 (1)	$0	(2)	$87,010	(3)
2009-2011 (Performance Period)	$0	$0	$0	$58,421 (1)	$58,421	(2)	$58,421	(3)
Stock Options
Unvested & Accelerated	$0	$0	$0	$5,795	$0		$0
Service-Based Restricted Stock
Unvested Awards	$0	$0	$0	$101,528 (1)	$101,528	(2)	$101,528	(3)
Benefits and Perquisites:
Accrued Vacation Pay	$23,770	$23,770	$23,770	$23,770	$23,770		$23,770
Medical / Life & Outplacement	$0	$39,938	$0	$39,938	$0		$0
280G Tax Gross Up	$0	$0	$0	$688,559	$0		$0
Total	$23,770	$959,854	$23,770	$2,432,522	$202,457		$354,010

(1) All performance-based restricted stock and service-based restricted stock are treated as fully earned, and the period of restriction lapses upon a change in control.

(2) If Mr. Wolking terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his award (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded reflects our belief that 22.5% of the performance award will be achieved for the three-year performance period ending December 31, 2009, and that 0% of award will be achieved for the three-year performance period ending in 2010 and that target performance will be achieved for the three-year performance period ending in 2011.

(3) If Mr. Wolking dies while an employee, the (i) period of restriction will lapse, and (ii) performance-based shares will be treated as earned at the “target” level.

Barbara A. Murphy
Senior EVP, Chief Banking Officer

				Involuntary or
				Good Reason
		Involuntary Not		Termination	Termination		Termination
Executive Benefits and	Voluntary	for Cause	For Cause	Upon Change in	on Account		on Account
Payments Upon Termination	Termination	Termination	Termination	Control	of Disability		of Death

Compensation:
Base Salary	$0	$684,000	$0	$0	$0		$0
Short-Term Incentive	$0	$307,800	$0	$0	$0		$0
Change in Control Severance	$0	$0	$0	$1,487,700	$0		$0
Long-Term Incentive
Performance-Based Restricted Shares
2007-2009 (Performance Period)	$0	$0	$0	$83,281 (1)	$18,738	(2)	$83,281	(3)
2008-2010 (Performance Period)	$0	$0	$0	$87,010 (1)	$0	(2)	$87,010	(3)
2009-2011 (Performance Period)	$0	$0	$0	$58,421 (1)	$58,421	(2)	$58,421	(3)
Stock Options
Unvested & Accelerated	$0	$0	$0	$5,795	$0		$0
Service-Based Restricted Stock
Unvested Awards	$0	$0	$0	$101,528 (1)	$101,528	(2)	$101,528	(3)
Benefits and Perquisites:
Accrued Vacation Pay	$26,308	$26,308	$26,308	$26,308	$26,308		$26,308
Medical / Life & Outplacement	$0	$26,286	$0	$26,286	$0		$0
280G Tax Gross Up	$0	$0	$0	$743,727	$0		$0
Total	$26,308	$1,044,394	$26,308	$2,620,056	$204,995		$356,548

(1) All performance-based restricted stock and service-based restricted stock are treated as fully earned, and the period of restriction lapses upon a change in control.

(2) If Ms. Murphy terminates employment on account of her disability, she will continue as a participant through the service and performance period, and her award (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded reflects our belief that 22.5% of the performance award will be achieved for the three-year period ending 2009, and that 0% of award will be achieved for the three-year performance period ending in 2010 and that target performance will be achieved for the three-year performance period ending in 2011.

(3) If Ms. Murphy dies while an employee, the (i) period of restriction will lapse, and (ii) performance-based shares will be treated as earned at the “target” level.

Daryl D. Moore
EVP, Chief Credit Officer

				Involuntary or
				Good Reason
		Involuntary Not		Termination	Termination		Termination
Executive Benefits and	Voluntary	for Cause	For Cause	Upon Change in	on Account		on Account
Payments Upon Termination	Termination	Termination	Termination	Control	of Disability		of Death

Compensation:
Base Salary	$0	$299,059	$0	$0	$0		$0
Short-Term Incentive	$0	$119,624	$0	$0	$0		$0
Change in Control Severance	$0	$0	$0	$837,365	$0		$0
Long-Term Incentive
Performance-Based Restricted Shares
2007-2009 (Performance Period)	$0	$0	$0	$52,206 (1)	$11,746	(2)	$52,206	(3)
2008-2010 (Performance Period)	$0	$0	$0	$55,935 (1)	$0	(2)	$55,935	(3)
2009-2011 (Performance Period)	$0	$0	$0	$36,047 (1)	$36,047	(2)	$36,047	(3)
Stock Options
Unvested & Accelerated	$0	$0	$0	$3,426	$0		$0
Service-Based Restricted Stock
Unvested Awards	$0	$0	$0	$61,330 (1)	$61,330	(2)	$61,330	(3)
Benefits and Perquisites:
Accrued Vacation Pay	$28,756	$28,756	$28,756	$28,756	$28,756		$28,756
Medical / Life & Outplacement	$0	$26,723	$0	$38,445	$0		$0
280G Tax Gross Up	$0	$0	$0	$0	$0		$0
Total	$28,756	$474,162	$28,756	$1,113,510	$137,879		$234,274

(1) All performance-based restricted stock and service-based restricted stock are treated as fully earned, and the period of restriction lapses upon a change in control.

(2) If Mr. Moore terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his award (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded reflects our belief that 22.5% of the performance award will be achieved for the three-year performance period ending December 31, 2009, and that 0% of award will be achieved for the three-year performance period ending in 2010 and that target performance will be achieved for the three-year performance period ending in 2011.

(3) If Mr. Moore dies while an employee, the (i) period of restriction will lapse, and (ii) performance-based shares will be treated as earned at the “target” level.

Allen R. Mounts
EVP, Chief Administrative Officer

				Involuntary or
				Good Reason
		Involuntary Not		Termination	Termination		Termination
Executive Benefits and	Voluntary	for Cause	For Cause	Upon Change in	on Account		on Account
Payments Upon Termination	Termination	Termination	Termination	Control	of Disability		of Death

Compensation:
Base Salary	$0	$234,662	$0	$0	$0		$0
Short-Term Incentive	$0	$93,865	$0	$0	$0		$0
Change in Control Severance	$0	$0	$0	$657,054	$0		$0
Long-Term Incentive
Performance-Based Restricted Shares
2007-2009 (Performance Period)	$0	$0	$0	$52,206 (1)	$11,746	(2)	$52,206	(3)
2008-2010 (Performance Period)	$0	$0	$0	$74,580 (1)	$0	(2)	$74,580	(3)
2009-2011 (Performance Period)	$0	$0	$0	$50,963 (1)	$50,963	(2)	$50,963	(3)
Stock Options
Unvested & Accelerated	$0	$0	$0	$5,031	$0		$0
Service-Based Restricted Stock
Unvested Awards	$0	$0	$0	$84,524 (1)	$84,524	(2)	$84,524	(3)
Benefits and Perquisites:
Accrued Vacation Pay	$18,051	$18,051	$18,051	$18,051	$18,051		$18,051
Medical / Life & Outplacement	$0	$24,692	$0	$34,385	$0		$0
280G Tax Gross Up	$0	$0	$0	$342,764	$0		$0
Total	$18,051	$371,270	$18,051	$1,319,558	$165,284		$280,324

(1) All performance-based restricted stock and service-based restricted stock are treated as fully earned, and the period of restriction lapses upon a change in control.

(2) If Mr. Mounts terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his award (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded reflects our belief that 22.5% of the performance award will be achieved for the three-year performance period ending December 31, 2009, and that 0% of award will be achieved for the three-year performance period ending in 2010 and that target performance will be achieved for the three-year performance period ending in 2011.

(3) If Mr. Mounts dies while an employee, the (i) period of restriction will lapse, and (ii) performance-based shares will be treated as earned at the “target” level.

Director Compensation

The Corporate Governance and Nominating Committee annually reviews and recommends the compensation for our non-employee Directors. No fees are paid to Directors who are also employees. As a starting point for its recommendations, the Corporate Governance and Nominating Committee uses the peer group compensation data prepared by Mercer for the Compensation Committee. It seeks to establish Board compensation that is at the median for the peer group.

For 2009, we paid all outside Directors an annual retainer of $35,000 for serving as Directors. Of this amount, we paid $20,000 in cash and $15,000 in the form of our stock. We paid this fee in two equal installments in May and November. In addition, Directors received $1,500 for each Board meeting they attended. We paid Board committee members (other than Audit Committee members) $1,000 for each committee meeting attended, and we paid Audit Committee members $1,500 for each Audit Committee meeting attended. We pay meeting fees quarterly in the month following the end of the quarter, except fees for the last quarter of the year, which we pay in December.

For 2009, we paid the Non-Executive Chairman of the Board an additional retainer of $25,000. We paid the Audit Committee Chairman an additional retainer of $7,500 and other committee chairmen an additional retainer of $2,500. We paid these additional retainers in May.

We maintain a nonqualified deferred compensation plan, known as the “Directors Deferred Compensation Plan,” for our non-employee Directors. A Director may defer 25%, 50%, 75%, or 100% of his cash compensation pursuant to the plan. We credit a Director’s plan account with earnings based on the hypothetical earnings of an investment fund consisting of Company stock, the return on a recognized market index selected by the Compensation Committee, or a combination of the two, as elected by the Director. For the market index fund, we use a Bloomberg fund index, which approximates the risk and return associated with a diversified high quality corporate bond.

All amounts paid under the plan are paid from our general assets and are subject to the claims of our creditors. In most circumstances, deferred amounts are not distributed to the Director until after termination of his or her service. In general, the Director may elect to receive his or her plan benefits in a lump sum or in annual installments over two to ten years.

The following table shows all outside Director compensation paid for 2009. Mr. Jones is not compensated as a Director, since employees who serve as Directors are not compensated for their service as a Director.

2009 Director Compensation

				Change in Pension
				Value and
				Nonqualified
				Deferred
	Fees Earned		Stock	Compensation
	or Paid in		Awards (1)	Earnings (2)	Total
Name	Cash ($)		($)	($)	($)
(a)	(b)		(c)	(f)	(h)

Larry E. Dunigan, Chairman	78,000	(3)	14,989		92,989
Alan W. Braun	54,500		14,989		69,489
Joseph D. Barnette, Jr.	48,500	(4)	14,989		63,489
Niel C. Ellerbrook	48,000	(5)	14,989		62,989
Andrew E. Goebel	72,000	(6)	14,989		86,989
Phelps L. Lambert	66,000	(7)	14,989	-14,566	66,423
Arthur H. McElwee, Jr.	67,500	(8)	14,989		82,489
Marjorie Z. Soyugenc	60,000	(9)	14,989	4,418	79,407
Kelly N. Stanley	65,100	(10)	14,989	-19,559	60,530
Charles D. Storms	27,000	(11)	7,499	3,691	38,190
Linda E. White	43,500		14,989	3,276	61,765

(1) On May 1, 2009, Alan W. Braun, Joseph D. Barnette, Jr., Larry E. Dunigan, Niel C. Ellerbrook, Andrew E. Goebel, Phelps L. Lambert, Arthur H. McElwee, Jr., Marjorie Z. Soyugenc, Kelly N. Stanley, Charles D. Storms and Linda E. White each received 523 shares of Company stock at a closing stock price of $14.34 per share with a Grant Date Fair Value of $7,499.82. On November 6, 2009, Alan W. Braun, Joseph D. Barnette, Jr., Larry E. Dunigan, Niel C. Ellerbrook, Andrew E. Goebel, Phelps L. Lambert, Arthur H. McElwee, Jr., Marjorie Z. Soyugenc, Kelly N. Stanley and Linda E. White each received 714 shares of Company stock at a closing stock price of $10.49 with a Grant Date Fair Value of $7,489.86.

(2) The amounts specified in Column (f) are attributable entirely to earnings credits under our Directors Deferred Compensation Plan in excess of the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code).

(3) Includes additional retainer for services as Board Chairman and Corporate Governance and Nominating Committee Chairman.

(4) Includes additional retainer for services as Chairman of Risk and Credit Policy Committee.

(5) Includes additional retainer for services as Chairman of Compensation and Management Development Committee.

(6) Includes additional retainer for services as Chairman of Audit Committee.

(7) Includes additional retainer for services as Chairman of Funds Management Committee.

(8) Includes retainer for services as a member of the Northern Indiana Advisory Board.

(9) Includes additional retainer for services as Chairperson of Community and Social Responsibility Committee.

(10) Includes additional retainer and meeting fees for services as Chairman of Old National Trust Company Board and as Chairman of ONB Insurance Board.

(11) Mr. Storms resigned from the Board effective July 23, 2009.

Item 2: Ratification of the Appointment of
Independent Registered Public Accounting Firm

The Board proposes the ratification by the shareholders at the Annual Meeting of the Audit Committee’s appointment of Crowe Horwath LLP, Indianapolis, Indiana, as independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2010. Although ratification by the shareholders of the Company’s independent registered public accounting firm is not required, the Company deems it desirable to continue its established practice of submitting such selection to the shareholders. In the event the appointment of Crowe Horwath LLP is not ratified by the shareholders, the Audit Committee of the Board will consider appointment of other independent registered public accounting firms for the fiscal year ending December 31, 2010. A representative of Crowe Horwath LLP will be present at the Annual Meeting and will have the opportunity to make a statement or respond to any questions that shareholders may have.

Our Board unanimously recommends that you vote “FOR” the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Independent Accountants’ Fees

The following table sets forth the aggregate fees for audit services rendered by Crowe Horwath LLP in connection with the consolidated financial statements and reports for fiscal year 2009 and 2008 and for other services rendered during fiscal year 2009 and 2008 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services. The aggregate fees included in Audit are fees billed or expected to be billed for the fiscal years for the audit of the registrant’s annual financial statements and internal controls and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed for services rendered during the fiscal years.

	Fiscal 2009	Fiscal 2008

Audit Fees	$914,000	$828,250
Audit Related Fees	11,500	0
Tax Fees	0	0
All Other Fees	0	0
	$925,500	$828,250

Audit Fees:

Consists of fees billed for professional services rendered for (i) the audit of Old National’s consolidated financial statements and the integrated audit of internal control, (ii) the review of the interim condensed consolidated financial statements included in quarterly reports on Form 10-Q, (iii) the services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, and (iv) other services that generally only the principal accountant can provide. These services included fees for the audit of the financial statements of Indiana Old National Insurance Company in 2009 and 2008, consents on registration statements in 2009 and 2008 and comfort letter services related to the issuance of common stock in 2009.

Audit-Related Fees:

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services may include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards. These services included consultations concerning financial accounting related to potential transactions in 2009.

Tax Fees:

Consists of fees billed for tax compliance/preparation and other tax services. Tax compliance/ preparation may consist of fees billed for professional services related to federal and state tax compliance, assistance with tax audits and appeals and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services may consist of fees billed for other miscellaneous tax consulting and planning and for individual income tax preparation.

All Other Fees:

Consists of fees for all other services provided other than those reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants

All of the fees and services described above under “Audit Fees”, “Audit-Related Fees”, “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent accountants. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed supporting documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Report of the Audit Committee

This Audit Committee report is provided to inform shareholders of the Audit Committee oversight with respect to the Company’s financial reporting. The Audit Committee operates under a written Audit Committee Charter which meets the requirements of the SEC and the NYSE.

Independence of Audit Committee Members

The Audit Committee is comprised of four members of the Board of the Company. All of the members of the Audit Committee are independent from management and the Company (as independence is currently defined in the NYSE’s listing requirements).

Scope of Responsibilities

The Audit Committee’s responsibilities are primarily derived from its role in the general oversight of the financial reporting process. That role includes the creation and maintenance of a strong internal control environment and a process of assessing the risk of fraud in the reporting process. The committee’s responsibilities include the authority and the responsibility of selecting, evaluating and, where appropriate, replacing the independent accountants; reviewing the scope, conduct and results of audits performed; making inquiries as to the differences of views, if any, between such independent accountants and officers and employees of the Company and subsidiaries with respect to the financial statements and records and accounting policies, principles, methods and systems; considering whether the provision by the independent accountants of services for the Company, in addition to the annual audit examination, is compatible with maintaining the independent accountants’ independence; reviewing the policies and guidelines of the Company and subsidiaries designed to ensure the proper use and accounting for corporate assets, and the activities of the Company’s internal audit department; pre-approving all auditing services and permissible non-audit services provided to the Company by the independent accountants; reviewing any significant disagreements between management and the independent accountants in connection with the preparation of the financial statements; and discussing the quality and adequacy of the Company’s internal controls with management, the internal auditors and the independent accountants.

While the primary responsibility for compliance activities is with the Risk and Credit Policy Committee, the Audit Committee has responsibility for the general oversight of the Company’s compliance with banking laws and regulations.

2009 Work of the Audit Committee

The Audit Committee engaged Crowe Horwath LLP as the Company’s independent registered public accounting firm as of and for the period ending December 31, 2009. The selection of Crowe Horwath LLP was ratified by the shareholders of the Company at the 2009 Annual Meeting.

In fulfilling its oversight responsibilities in 2009, the Audit Committee continued to closely monitor the financial reporting and accounting practices of the Company, including the establishment of an appropriate level of loan loss reserve. The Audit Committee also requires periodic updates from management with respect to other critical accounting areas, including but not limited to, financial derivatives, goodwill and intangibles, securities impairment and income taxes.

During the year, the Audit Committee continued to monitor the Company’s compliance with the internal control certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The committee is of the opinion that the Company, which has dedicated considerable resources and employed specifically assigned personnel to monitor and assess the effectiveness of the Company’s internal controls over financial reporting, has achieved the objective of reducing the risk of material errors or misrepresentations in financial reports.

The Audit Committee, in its designated role as the committee assigned the responsibility for general oversight of the Company’s compliance with banking laws and regulations, met regularly with the Company’s Chief Risk Officer and other management personnel to review the Company’s compliance with banking laws and regulations and receive updates regarding regulatory matters. In addition, the Chairman of the Audit Committee is a member of the Company’s Risk and Credit Policy Committee, which has primary oversight of the credit administration and compliance activities of the Company. Participation by Audit Committee members on the Risk and Credit Policy Committee also enhances the Audit Committee’s ability to monitor the Company’s exposure to business risk, including the risk of fraud. In addition, several members of the Audit Committee are members of the Board’s Funds Management Committee, which provides the Audit Committee with insight into the Company’s mitigation initiatives with respect to interest rate risk, liquidity risk, use of financial derivatives and other exposures.

Throughout the year, the Audit Committee was involved in monitoring the Ethicspoint® reporting system which was acquired and implemented in 2003 to assist the Audit Committee in administering the anonymous complaint procedures outlined in the Code of Business Conduct and Ethics. The Sarbanes-Oxley Act of 2002 required that the Audit Committee establish procedures for the confidential submission of employee concerns regarding questionable accounting, internal controls or auditing matters. The Audit Committee will continue to ensure that the Company is in compliance with all applicable rules and regulations with respect to the submission to the Audit Committee of anonymous complaints from employees of the Company.

In July of 2008, the Company’s Chief Audit Executive was also named the Company’s Chief Ethics Officer. The Chief Audit Executive reports to the Chair of the Company’s Audit Committee. One of the key initiatives of the Chief Audit Executive in his role as Chief Ethics Officers in 2009 was to pursue obtaining an ethics certification with Ethisphere, an independent firm that provides an ethics certification for corporate cultures. As part of the examination, Ethisphere examines more than 100 criteria, including organizational health and culture, ethics and compliance programs and initiatives, corporate governance systems, corporate citizenship and social responsibility efforts, and legal and regulatory records.

In December 2009, the Company received an ethics certification from Ethisphere. The Ethics Inside® certification is the only independent verification of a company’s ethical practices. The annual certification is exclusively granted to organizations that can demonstrably prove the existence of a superior employee and leadership culture that promotes ethical, responsible and sustainable business practices. Companies that receive the certification must have adequate systems and programs in place to reasonably prevent compliance failures and ethics breakdowns.

Review with Management and Independent Accountants

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2009, and the footnotes thereto, with management and the independent accountants, Crowe Horwath LLP. The Audit Committee also received from management drafts of the Company’s Quarterly Reports on Form 10-Q and reviewed drafts of the Company’s earnings releases prior to public dissemination.

The Audit Committee periodically reviewed with the independent accountants their assessment of the progress being made by the Company and by the independent accountants in achieving the internal control certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee reviewed with the Company’s internal auditors and independent accountants the overall scope and plans for their respective audit activities. The Audit Committee also met with its internal auditors and the independent accountants, with and without management present, to discuss the results of their examinations and their evaluations of internal controls. Additionally, the Audit Committee reviewed and discussed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee pursuant to Statement on Auditing Standards No. 61, as amended.

The Audit Committee discussed with Crowe Horwath LLP their independence from management and the Company, and received the written disclosures and the letter from Crowe Horwath LLP required by PCAOB Rule 3526.

Audit Committee Financial Expert

The Board determined that Andrew E. Goebel is an “Audit Committee Financial Expert” as defined by the SEC. Mr. Goebel is independent as that term is defined in the NYSE listing standards.

Appointment of Crowe Horwath LLP

The Audit Committee has appointed Crowe Horwath LLP as the Company’s independent registered public accounting firm as of and for the period ending December 31, 2010.

Annual Committee Review of Charter and Performance Evaluation

As required by the Audit Committee’s Charter, in early 2010 the Audit Committee reviewed the Charter and made several modifications. Also, as required by the Audit Committee’s Charter, the Audit Committee conducted an annual performance evaluation, the results of which have been discussed with the Audit Committee members and shared with the Corporate Governance and Nominating Committee.

Conclusion

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

Submitted by,

Members of the Audit Committee
Andrew E. Goebel, Chairman
Phelps L. Lambert
Arthur H. McElwee, Jr.
Marjorie Z. Soyugenc

Transactions with Management and Others

The executive officers and Directors of the Company are at present, as in the past, customers of one or more of the Company’s subsidiaries and have had and expect in the future to have similar transactions with the subsidiaries in the ordinary course of business. In addition, some of the executive officers and Directors of the Company are at present, as in the past, officers, Directors or principal shareholders of corporations which are customers of these subsidiaries and which have had and expect to have transactions with the subsidiaries in the ordinary course of business. All such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Related party transactions are evaluated on a case-by-case basis in accordance with the applicable provisions of the By-Laws and the Code of Business Conduct and Ethics of the Company.

The provisions of the By-Laws apply to contracts or transactions between the Company and

•	any one or more of its Directors, members or employees,
•	any firm of which one or more of its Directors are members or employees or in which they are interested, or
•	any corporation or association of which one or more of its Directors are stockholders, members, Directors, officers, or employees or in which they are interested.

Contracts or transactions between the Company and the persons described above are valid for all purposes, if the fact of such interest is disclosed to the Board and the Board authorizes, approves and ratifies such contract or transaction by a vote of a majority of the Directors present at the meeting at which the contract or transaction is considered. In the case where a Director has an interest in the transaction or contract, the Director is permitted to attend the meeting of the Board at which the transaction is considered and may be counted for purposes of determining if a quorum is present. The vote of the interested Director, may not, however, be counted for purposes of determining whether the transaction is approved by a majority of the Directors present.

Except in the case where such transactions are specifically approved by the Board, the Company’s Code of Business Conduct and Ethics prohibits transactions with related persons which result in a conflict of interest. For this purpose, “related persons” include the Directors, executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock. Such transactions may be approved by the Board upon a determination that the transactions are in the best interests of the Company.

The Company paid $3,142,393.39, either directly or indirectly, to Industrial Contractors, Inc. for communications cabling and miscellaneous construction and mechanical services and $10,980.75, either directly or indirectly, to Professional Consultants, Inc. for architectural and design work at the Company’s headquarters building in Evansville and at other Old National Bank financial centers in 2009. Alan W. Braun is Chairman, President and CEO of Industrial Contractors, Inc. and Executive Vice President of Professional Consultants, Inc. Mr. Braun is currently a Director of the Company.

Shareholder Proposals and Director Nominations
for the 2011 Annual Meeting

Proposals submitted by shareholders under Rule 14a-8 of the SEC to be presented at the 2011 Annual Meeting must be received by the Company at its principal executive office no later than November 19, 2010, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Any such proposals should be sent to the attention of the Corporate Secretary of the Company at P.O. Box 718, Evansville, Indiana 47705-0718. If notice of any other shareholder proposal intended to be presented at the 2011 Annual Meeting is not received by the Company on or before February 1, 2011, the proxy solicited by the Board of the Company for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Company’s proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

All nominations of persons to serve as Directors of the Company must be made in accordance with the requirements contained in the Company’s By-Laws. See the description of the nomination procedures contained on page 7.

Annual Report

Upon written request, the Company will provide without charge to each shareholder who does not otherwise receive a copy of the Company’s annual report to shareholders a copy of the Company’s annual report on Form 10-K which is required to be filed with the SEC for the year ended December 31, 2009. Address all requests to:

Joan Kissel, Senior Vice President & Controller
Old National Bancorp
P. O. Box 718
Evansville, Indiana 47705-0718

Section 16(a) Beneficial Ownership
Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers and persons who beneficially own more than 10% of the Company common stock shares to file with the SEC reports showing ownership of and changes of ownership in the Company’s common shares and other equity securities. On the basis of reports and representations submitted by the Company’s Directors, executive officers, and greater-than-10% owners, the Company believes that all required Section 16(a) filings for fiscal year 2009 were timely made except for the following: (i) Linda E. White filed a Form 4 on March 9, 2010, reporting two transactions late; and (ii) Niel C. Ellerbrook filed a Form 4 on March 9, 2010, reporting one transaction late pertaining to Company stock acquired by his wife.

Other Matters

The Board of the Company does not know of any matters for action by shareholders at the 2010 Annual Meeting other than the matters described in the accompanying Notice of Annual Meeting. However, the enclosed proxy will confer upon the named proxies discretionary authority with respect to matters which are not known to the Board at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named as proxies to vote pursuant to the proxy with respect to such matters in accordance with their best judgment.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, sign and return their proxies in order that a quorum for the Annual Meeting may be assured. You may also vote your proxy by Internet. If you do not vote your proxy by Internet, then it may be mailed in the enclosed envelope, to which no postage need be affixed.

Appendix I

Director Independence Standards

The Board will have a majority of Directors who meet the criteria for independence required by Section 303A.02 of the New York Stock Exchange (“NYSE”) Listed Company Manual. No Director shall qualify as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). A material relationship is a relationship that the Board determines, after a consideration of all relevant facts and circumstances, compromises the Director’s independence from management. The Board will consider the issue not merely from the standpoint of the Director, but also from that of persons or organizations with which the director has an affiliation. The Board acknowledges that it is not possible to anticipate, or explicitly provide for, all circumstances that might signal potential conflicts of interest, or that might bear on the materiality of a director’s relationship with the Company. Therefore, determining independence must be accomplished on a case-by-case basis through an in-depth analysis of each Director, the members of his or her immediate family and all of his or her relevant affiliations with the Company, subject to the requirements of applicable laws and regulations and the listing standards of the NYSE set forth below.

In accordance with Section 303A.02 of the NYSE Listed Company Manual, a Director will automatically be deemed not to be “independent” if the Director meets any of the following:

a.	is currently, or has been within the last three (3) years, an employee of the Company or any of its affiliates, or has an immediate family member who has been, within the last three (3) years, an executive officer of the Company.

b.	does receive, or has an immediate family member who receives, or has received during any twelve-month period within the past three (3) years, more than $120,000 per year in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

c.	is a current partner or employee of a firm that is the Company’s internal or external auditor; has an immediate family member who is a current partner of such a firm or an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or within the last three (3) years was or has an immediate family member who was a partner or employee of such a firm and personally worked on the Company’s audit within that time.

d.	is an executive officer or an employee, or has an immediate family member who is an executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three (3) fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

e.	is employed, or has an immediate family member who is employed, within the last three (3) years, as an executive officer of another company where any of the Company’s present executives serve on such other company’s compensation committee.

For purposes of the foregoing, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) sharing such person’s home.

Additionally, a Director of the Company will not fail to be deemed “independent” for purposes of the NYSE Listed Company Manual solely as a result of lending relationships (such as depository, transfer, register, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) between the Company and its subsidiaries, on the one hand, and a

I-1

company with which the Director is affiliated by reason of being a Director, officer or a significant shareholder thereof, on the other, provided that the relationship complies with paragraph (d) above and:

a.	such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

b.	with respect to extensions of credit by the Company or its subsidiaries:

i.	such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934; and

ii.	no event of default has occurred under the loan.

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OLD NATIONAL BANCORP
PO Box 929
Evansville, Indiana 47706-0929

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be held on
May 11, 2010. The 2009 Annual Report on Form 10-K, Proxy Statement and Letter to Shareholders with Selected
Financial Data are available at www.oldnational.com/proxy.
INTERNET VOTING INSTRUCTIONS
 You can vote by Internet 24 hours a day, 7 days a week.
To vote online, go to www.oldnational.com/proxy and click on “Cast your Vote”. Note: If voting by Internet, your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your Proxy Card. The Internet voting facilities will close at 12:00 p.m. (Central Time Zone) on May 10, 2010.
VOTE BY MAIL
 On the reverse side, please mark your Proxy Card. Then sign, date, and return the Proxy Card in the enclosed postage-paid envelope. If you VOTE BY INTERNET, please DO NOT RETURN YOUR PROXY CARD IN THE MAIL.
SIGN AND DATE THIS CARD.
â DETACH PROXY CARD HERE â

2)	Ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010.

FOR	☐	AGAINST	☐	ABSTAIN	☐
3)	The Proxies are hereby granted authority to vote, in their discretion, upon such other business as may properly come before the May 11, 2010 Annual Meeting and any adjournments or postponements thereof.
This PROXY, when properly executed, will be voted in the manner directed herein by the undersigned
SHAREHOLDER(S). If no direction is made, this PROXY WILL BE VOTED FOR Proposals 1-2.
ALL EARLIER PROXIES ARE HEREBY REVOKED.

Signature(s)	Date

Signature(s)	Date

Joint owners should each sign personally. Trustees, corporate officers and others signing in a representative capacity should indicate the capacity in which they sign.

ADMISSION TICKET
PLEASE BRING THIS TICKET TO THE ANNUAL MEETING.
It will expedite your admittance when presented upon your arrival.
OLD NATIONAL BANCORP
2010 Annual Meeting of Shareholders
Tuesday, May 11, 2010 — 9:00 a.m. CDT / Evansville Time
William L. Ridgway University Center
on the University of Evansville Campus
1800 Lincoln Avenue, Evansville, Indiana
RETAIN ADMISSION TICKET.
Upon arrival, please present this admission ticket at the registration desk. This ticket is valid to admit the shareholder(s) to the 2010 Annual Meeting.
A reception will follow the Meeting; however, it is not necessary to RSVP.
Please vote electronically or send in your proxy even if you plan to attend the meeting.
â DETACH PROXY CARD HERE â

OLD NATIONAL BANCORP
PROXY
This Proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on May 11, 2010, and any adjournments or postponements thereof.
The undersigned hereby appoints Jeffrey L. Knight, Stephan E. Weitzel, and Mark L. Lemond, each of them singly, as Proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as indicated herein, all the shares of common stock of OLD NATIONAL BANCORP held of record by the undersigned on March 3, 2010, and which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 11, 2010, and all adjournments or postponements thereof, on the following matters.
1)	The election of the Company’s Board of Directors consisting of eleven Directors to serve for one year and until the election and qualification of their successors. (Mark only one box below.)

01 — Joseph D. Barnette, Jr.	02 — Alan W. Braun	03 — Larry E. Dunigan	04 — Niel C. Ellerbrook
05 — Andrew E. Goebel	06 — Robert G. Jones	07 — Phelps L. Lambert	08 — Arthur H. McElwee, Jr.
09 — Marjorie Z. Soyugenc	10 — Kelly N. Stanley	11 — Linda E. White

☐ FOR ALL NOMINEES LISTED HEREIN (except as indicated below)	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
Instruction: To withhold authority to vote for any individual nominee, print the number(s) of the nominee(s) on the line provided.